Exhibit 2
Brookfield Asset Management
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
Notice is Hereby Given That the Annual and Special Meeting of Shareholders of Brookfield Asset Management Inc. (the “Corporation”) will be held in the Design Exchange, 234 Bay Street, Toronto, Canada on Wednesday, May 2, 2007 at 9:00 a.m., Toronto time, for the following purposes:
1)
to receive the annual report to shareholders, including the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2006, together with the auditors’ report thereon;

2)	to elect directors for the ensuing year;

3)	to consider and, if thought advisable, pass a resolution (the “Plan Amendment Resolution”) authorizing amendments to the Corporation’s current Management Share Option Plan;

4)	to consider and, if thought advisable, pass a resolution (the “2007 Plan Resolution”) approving a new Management Share Option Plan;

5)	to appoint auditors for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditors; and

6)	to transact such other business as may properly come before the meeting or any adjournment thereof.
The Management Information Circular accompanying this Notice provides additional information relating to the matters to be dealt with at the meeting and is incorporated into and forms part of this Notice.
If you are not able to attend the meeting in person or if you wish to vote in advance of the meeting, you are invited to vote by signing the enclosed form of proxy and depositing it with the Secretary of the Corporation c/o CIBC Mellon Trust Company not later than the close of business on Monday, April 30, 2007 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting. You can deposit your proxy in one of the following ways:
1)
By Mail: Execute the enclosed proxy form and deposit it with CIBC Mellon Trust Company by mail using the return envelope provided addressed to CIBC Mellon Trust Company, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1.

2)	By Fax: Execute the enclosed proxy form and deposit it with CIBC Mellon Trust Company by facsimile at 416-368-2502.

3)
By the Internet: Access web site www.eproxyvoting.com/brookfield and follow the instructions for electronic voting on the web site. You will need to refer to the enclosed proxy form and enter your control number printed below your pre-printed name and address.

By Order of the Board of Directors
[Signed]
ALAN V. DEAN

Toronto, Canada March 20, 2007	Senior Vice-President and Secretary
Note: If you are a new shareholder or a non-registered shareholder who did not elect to receive our 2006 Annual Report, you can view this report on our web site at www.brookfield.com. If you wish a hard copy of this report, please contact us at enquiries@brookfield.com.

Brookfield Asset Management
MANAGEMENT INFORMATION CIRCULAR
TABLE OF CONTENTS

PART ONE	–	Voting Information	1

PART TWO	–	Business of the Meeting
		1. Annual Report and Financial Statements	4
		2. Election of Directors	4
		3. Management Share Option Plans	12
		4. Appointment of Auditors	14

PART THREE	–	Report on Executive Compensation	15

PART FOUR	–	Statement of Corporate Governance Practices	26

PART FIVE	–	Other Information	33

SCHEDULE A	–	Plan Amendment Resolution	35

SCHEDULE B	–	2007 Plan Resolution	35

SCHEDULE C	–	Charter of the Board of Directors	36

Brookfield Asset Management Inc.
MANAGEMENT INFORMATION CIRCULAR
PART ONE – VOTING INFORMATION
Solicitation of Proxies
This Management Information Circular (“Circular”) is furnished in connection with the solicitation by the management of Brookfield Asset Management Inc. (“Brookfield” or the “Corporation”) of proxies to be used at the Annual and Special Meeting of Shareholders of the Corporation (the “meeting”) referred to in the accompanying Notice of Meeting (the “Notice”) to be held at the time and place and for the purposes set forth in such Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by regular employees of the Corporation at nominal cost. The cost of solicitation will be borne by the Corporation.
The information contained in this Circular is given as at March 1, 2007, unless otherwise indicated. The Corporation operates in U.S. dollars and reports financial results in U.S. dollars and, accordingly, all financial information in this Circular is in U.S. dollars. For comparability, all Canadian dollar amounts in this Circular have been converted to U.S. dollars at the average exchange rate for 2006 of US$1.00 to C$1.13, unless otherwise indicated.
Appointment of Proxies
The persons named in the enclosed form of proxy are management representatives and are directors and/or officers of the Corporation. Each shareholder has the right to appoint a person other than the persons named in the enclosed form of proxy, who need not be a shareholder of the Corporation, to represent such shareholder at the meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the form of proxy. The completed form of proxy must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, not later than the close of business on Monday, April 30, 2007 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting, in one of the following ways: by mail, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1; by facsimile at 416-368-2502; or by the Internet as described in the Notice.
Non-Registered Holders
Only registered holders of Class A Limited Voting Shares and Class B Limited Voting Shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, Class A Limited Voting Shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:
a)
in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

b)	in the name of a depository (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.
In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of the accompanying Notice, this Circular, the enclosed form of proxy and the Corporation’s 2006 Annual Report (which includes management’s discussion and analysis and consolidated financial statements for the fiscal year ended December 31, 2006) (collectively, the “meeting materials”) to the depository and Intermediaries for onward distribution to Non-Registered Holders.

Brookfield Asset Management | Management Information Circular	1

Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.
a)
Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

b)
Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise incomplete. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Secretary of the Corporation c/o CIBC Mellon Trust Company by mail, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario, M1S 0A1; by facsimile at 416-368-2502; or by the Internet as described in the Notice. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

Non-Registered Holders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.
Revocation
A shareholder who has submitted a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy and may do so: (1) by delivering another properly executed form of proxy bearing a later date and depositing it as aforesaid; (2) by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder’s attorney authorized in writing (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the meeting, prior to its commencement, on the day of the meeting or any adjournment thereof; or (3) in any other manner permitted by law.
A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.
Voting of Shares Represented by Management Proxies
The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, such shares will be voted by the management representatives for the election of directors, for the Plan Amendment Resolution, for the 2007 Plan Resolution and for the appointment of auditors, as indicated under those headings in this Circular.

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The enclosed form of proxy confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice and with respect to other matters which may properly come before the meeting. At the date of this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the meeting.
Voting Shares
As at February 28, 2007, the Corporation had outstanding 388,099,591 Class A Limited Voting Shares and 85,120 Class B Limited Voting Shares. Each registered holder of Class A and Class B Limited Voting Shares of record at the close of business on Wednesday, March 21, 2007, the record date (the “Record Date”) established for the purposes of determining shareholders entitled to receive notice of and to vote at the meeting, will, except as provided below, be entitled to one vote for each Class A or Class B Limited Voting Share held on all matters to come before the meeting or any adjournment thereof either in person, or by proxy.
In the event that a holder of Class A or Class B Limited Voting Shares has transferred any such shares after the Record Date and the transferee of such shares establishes proper ownership thereof and makes a written demand, not later than 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, the transferee will be entitled to vote such shares at the meeting. For a description of the procedures to be followed by Non-Registered Holders to direct the voting of shares beneficially owned, see “Non-Registered Holders” above.
As set out below under “Election of Directors”, holders of Class A Limited Voting Shares will be entitled, as a class, to elect one-half of the board of directors of the Corporation, and holders of Class B Limited Voting Shares will be entitled, as a class, to elect the other one-half of the board of directors. As set out below under “Management Share Option Plans”, the Plan Amendment Resolution must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares who vote in respect of the Plan Amendment Resolution, and the 2007 Plan Resolution must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares who vote in respect of the 2007 Plan Resolution. As set out below under “Appointment of Auditors”, the appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.
Principal Holders of Voting Shares
A number of the senior officers and directors of the Corporation and its affiliates (collectively, “The Partners”) are shareholders of Partners Limited, a corporation that was formed in 1995 for the purpose of owning shares of the Corporation for the long term. The Partners collectively own, directly or indirectly, exercise control or direction over, have contractual arrangements, such as options, to acquire or otherwise hold beneficial interests in approximately 69 million Class A Limited Voting Shares, representing 17% of such shares on a fully diluted basis. These interests include shares held by individuals as well as their pro rata interests in shares held by Partners Limited and BAM Investments Corp. which are described in more detail below.
Partners Limited owns 338,265 Class A Limited Voting Shares and 85,120 Class B Limited Voting Shares, representing 0.1% and 100%, respectively, of each class of shares. Partners Limited also owns 49% of the common shares of BAM Investments Corp., a TSX listed public company, which owns 40,511,485 Class A Limited Voting Shares of the Corporation, representing a 10.4% interest in such shares. Shareholders of Partners Limited own a further 41% of BAM Investments Corp. To the knowledge of the directors and officers of the Corporation, Partners Limited and BAM Investments Corp are the only persons or corporations that beneficially own, directly or indirectly, or exercise control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation.
The business purpose of Partners Limited is to hold shares of the Corporation for the long term. Its operations are governed by a shareholders’ agreement to which each shareholder is a party. Shareholders of Partners Limited have input on major decisions and an equal vote, irrespective of their shareholdings, in the appointment of the officers of Partners Limited. In addition, shareholders holding two-thirds of the shares of Partners Limited can at any time require a shareholder of Partners Limited to sell his or her shares based on the stock market price of the Corporation’s Class A Limited Voting Shares at the time. The shareholders’ agreement also provides that: (i) unless otherwise approved

Brookfield Asset Management | Management Information Circular	3

by holders of at least two-thirds of the common shares, any sale of an interest in Partners Limited will only be made to other shareholders; (ii) any changes to the company’s by-laws, dividend policy, principal investments, the issue or redemption of shares or admission of other individuals as shareholders require the approval of shareholders holding at least two-thirds of Partners Limited’s common shares; and (iii) Partners Limited will offer to purchase 10% of its outstanding shares annually based on the stock market price of the Corporation’s Class A Limited Voting Shares, subject to its financial capability at the time.
Partners Limited is a party to a Trust Agreement with Montreal Trust Company of Canada (as trustee for the holders of Brookfield’s Class A Limited Voting Shares) dated August 1, 1997. The Trust Agreement provides, among other things, that Partners Limited has agreed not to sell any Class B Limited Voting Shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Class A Limited Voting Shares. The concurrent offer must be: (i) for the same percentage of Class A Limited Voting Shares as the percentage of Class B Limited Voting Shares offered to be purchased from Partners Limited; and (ii) the same in all material respects as the offer for the Class B Limited Voting Shares. Among other things, the Trust Agreement permits: (i) a sale by Partners Limited of Class B Limited Voting Shares at a price per share less than 115% of the market price of Class A Limited Voting Shares and as part of a transaction involving the sale of shares by not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of Partners Limited to a purchaser who is or will become a shareholder of Partners Limited and will not hold more than 20% of its outstanding shares as a result of the transaction.
As at March 1, 2007, there were 45 shareholders of Partners Limited, none of whom hold more than a 17% effective equity interest in Partners Limited. The following shareholders of Partners Limited are also directors or Named Executive Officers of the Corporation: Jeffrey M. Blidner, Jack L. Cockwell, J. Bruce Flatt, Robert J. Harding, David W. Kerr, Brian D. Lawson, George E. Myhal and Samuel J.B. Pollock. The other shareholders of Partners Limited are current or former executives of Brookfield or its affiliates.
PART TWO – BUSINESS OF THE MEETING
1.	Annual Report and Financial Statements
The annual financial statements of the Corporation for the fiscal year ended December 31, 2006 are included in the Corporation’s 2006 Annual Report, which is being mailed with this Circular to the Corporation’s registered shareholders and to those non-registered shareholders who have so requested. The Annual Report will be placed before the shareholders at the meeting.
2.	Election of Directors
The board of directors of the Corporation currently consist of 16 members, all of whom are to be elected at this meeting. The articles of the Corporation provide that holders of Class A Limited Voting Shares are entitled, as a class, to elect one-half of the board of directors of the Corporation, and that holders of Class B Limited Voting Shares are entitled, as a class, to elect the other one-half of the board of directors.
Cumulative Voting for Directors
The articles of the Corporation also provide for cumulative voting in the election of directors. Each shareholder of a class or series of shares of the Corporation entitled to vote in the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the shareholder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors. The shareholder may cast all such votes in favour of one candidate or distribute such votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of the shareholder’s votes among such candidates, the shareholder will be deemed to have distributed the shareholder’s votes equally among the candidates for whom

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the shareholder voted. If a shareholder wishes to distribute the shareholder’s votes other than equally among the nominees for whom the shareholder has directed the management representatives designated in the enclosed form of proxy to vote, then the shareholder must do so personally at the meeting or by another proper form of proxy.
Majority Voting for Directors
The board has adopted a policy stipulating that, if the total number of shares voted in favour of the election of a director nominee at a shareholders’ meeting represents less than a majority of the total shares voted and withheld for that director (in each case, on a non-cumulative basis), the nominee will submit his or her resignation promptly after the meeting for the Governance and Nominating Committee’s consideration. The Committee will make a recommendation to the board after reviewing the matter, and the board’s decision to accept or reject the resignation offer will be disclosed to the public. The policy does not apply in circumstances involving contested director elections.
Voting by Proxy
On any ballot that may be called for in the election of directors, the management representatives designated in the enclosed form of proxy to be completed by holders of Class A Limited Voting Shares intend to cast the votes to which the Class A Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class A Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.
In addition, on any ballot that may be called for in the election of directors, the management representatives designated in the form of proxy to be completed by the holders of Class B Limited Voting Shares intend to cast the votes to which the Class B Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class B Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.
Nominees for Directors
The following pages set out the names of the 16 persons proposed to be nominated for election as directors, eight of whom are to be elected by the holders of Class A Limited Voting Shares and the other eight by the holders of Class B Limited Voting Shares, each to hold office until the next annual meeting or until a successor is elected or appointed, along with all major positions and offices currently held in the Corporation or any of its significant associated companies held by each person, the principal occupation or employment of each person, the year in which each person was first elected a director of the Corporation or a predecessor company, and the approximate number of each class of securities of the Corporation that each person has advised the Corporation are beneficially owned, directly or indirectly, or subject to control or direction by that person as at March 1, 2006 and March 1, 2007. All information on the Class A Limited Voting Shares, Deferred Share Units and Restricted Share Units held at March 1, 2006 has been adjusted to reflect the two-for-three stock split implemented in April 2006.
Management has received consents from the proposed nominees to serve as directors, but if, for any reason, prior to the meeting any of the proposed nominees is unable to serve as a director, the management representatives designated in the enclosed form of proxy, unless directed to withhold from voting in the election of directors, reserve the right to vote for other nominees at their discretion.
All of the proposed nominees were elected as members of the board of directors at the last annual meeting of shareholders held on April 28, 2006, except for Mr. Frank McKenna, who was appointed to the board on August 2, 2006. Mr. McKenna is currently Deputy Chair, TD Bank Financial Group, a position he has held since May 2006. Prior to this appointment, he was Canada’s Ambassador to the U.S.A. from March 2005 to March 2006, Counsel with McInnes Cooper LLP, a New Brunswick-based law firm from 1998 to 2005, and Premier of New Brunswick from 1987 to 1997.

Brookfield Asset Management | Management Information Circular	5

The following sets out information on each of the eight directors proposed to be nominated for election as directors by the holders of the Corporation’s Class A Limited Voting Shares.

Marcel R. Coutu

Marcel Coutu, 53, was elected as a director of Brookfield at the shareholders’ meeting on April 28, 2006. A resident of Calgary, Alberta, Canada, Mr. Coutu is President and Chief Executive Officer of Canadian Oil Sands Limited and Chairman of Syncrude Canada Ltd. He is a director of the United Way of Calgary and a member of the Pension and Compensation Committee of the Calgary Exhibition Stampede Board.
Independent Director
Member and a Designated Financial Expert of the Audit Committee

	2006	2007

Class A Limited Voting Shares	—	10,000
Deferred Share Units	—	598
(Meets share ownership guidelines)

William A. Dimma, c.m., o.ont

William Dimma, 78, has served as a director of Brookfield since April 2005. A resident of Toronto, Ontario, Canada, Mr. Dimma is Chairman and a director of Home Capital Group Inc., a financial services firm. Mr. Dimma is also Chairman and a director of Decision Dynamics Technology Inc., Home Trust Company and Magellan Aerospace Corporation. He also serves on the boards and advisory boards of several non-profit organizations.
Independent Director
Member of the Audit Committee
Member of the Governance and Nominating Committee

	2006	2007

Class A Limited Voting Shares	24,106	24,106
Deferred Share Units	845	1,806
Class A Preference Shares, Series II	4,465	4,465
(Meets share ownership guidelines)

Lance Liebman

Lance Liebman, 65, has served as a director of Brookfield since April 2005. A resident of New York, New York, U.S.A., Mr. Liebman is the Director of the American Law Institute and the William S. Beinecke Professor of Law at the Columbia Law School in New York, where he formerly served as Dean. Mr. Liebman is also a director of Tarragon Corp. and Greater New York Insurance Companies.
Independent Director
Member of the Governance and Nominating Committee
Member of the Management Resources and Compensation Committee

	2006	2007

Deferred Share Units	845	1,806

The Honourable Roy MacLaren, p.c.

Roy MacLaren, 72, has served as a director of Brookfield since April 2001. A resident of Toronto, Ontario, Canada, Mr. MacLaren is a director of Algoma Central Corporation and Pacific Safety Products, and a past Chairman of the Canadian Institute for International Affairs. He is a former Minister of State (Finance) and Minister of International Trade for Canada, and a former High Commissioner to the United Kingdom.
Independent Director
Lead Director
Chairman of the Governance and Nominating Committee

	2006	2007

Deferred Share Units	13,011	15,302
Options	11,250	11,250
(Meets share ownership guidelines)

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G. Wallace F. McCain, o.c., o.n.b.

Wallace McCain, 76, has served as a director of Brookfield since April 2003. A resident of Toronto, Ontario, Canada, Mr. McCain is Chairman and a director of Maple Leaf Foods Inc., a food products company, Vice-Chairman and Director of McCain Foods Limited, and a director of Canada Bread Company. He is also a board member of St. Michael’s Hospital.
Independent Director
Member of the Management Resources and Compensation Committee

	2006	2007

Class A Limited Voting Shares	292,500	402,500
Deferred Share Units	7,245	9,244
(Meets share ownership guidelines)

The Honourable Frank J. McKenna, p.c., o.n.b

Frank McKenna, 59, was appointed to the Board of Directors on August 2, 2006. A resident of Toronto, Ontario, Canada, Mr. McKenna is Deputy Chair, TD Bank Financial Group. He is also a director of CNRL (Canadian Natural Resources Limited). Mr. McKenna is the former Ambassador of Canada to the U.S.A. and a former Premier of New Brunswick.
Independent Director
Member of the Governance and Nominating Committee

	2006	2007

Deferred Share Units	—	706

Dr. Jack M. Mintz

Jack Mintz, 55, has served as a director of Brookfield since April 2002. Dr. Mintz, a resident of Toronto, Ontario, Canada, is Professor of Business Economics at the Joseph L. Rotman School of Management, University of Toronto, and the past President and CEO of the C.D. Howe Institute. He is also a director and Audit Committee Chairman of CHC Helicopter Corporation, and a director of Imperial Oil, the Royal Ontario Museum Foundation, the Ontario Financing Authority and the International Institute of Public Finance.
Independent Director
Chairman of the Audit Committee

	2006	2007

Class A Limited Voting Shares	750	1,500
Deferred Share Units	6,707	8,909
Options	11,250	6,250
(Meets share ownership guidelines)

James A. Pattison, o.c., o.b.c.

James Pattison, 78, was elected as a director of Brookfield at the shareholders’ meeting on April 28, 2006. A resident of Vancouver, British Columbia, Canada, Mr. Pattison is Chief Executive Officer and Managing Director of The Jim Pattison Group, a diversified consumer oriented company. He is also a director of Bell Canada, BCE Inc., Canfor Corporation and Telesat Canada, and a director of the Ronald Reagan Presidential Foundation.
Independent Director
Member of the Management Resources and Compensation Committee

	2006	2007
Class A Limited Voting Shares	150,000	150,000
Deferred Share Units	—	1,196
(Meets share ownership guidelines)

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The following sets out information on each of the eight directors proposed to be nominated for election as directors by the holders of the Corporation’s Class B Limited Voting Shares.

The Honourable J. Trevor Eyton, o.c.

Trevor Eyton, 72, has served as a director of Brookfield since September 1979. A resident of Toronto, Ontario, Canada, Mr. Eyton is a Member of the Senate of Canada, Chairman and a director of Ivernia Inc., and a director of Coca-Cola Enterprises Inc. He is also Chairman of Canada’s Sports Hall of Fame and a Governor of the Canadian Olympic Foundation and Junior Achievement of Canada.
Independent Director

	2006	2007

Class A Limited Voting Shares	22,500	22,500
(Meets share ownership guidelines)

James K. Gray, o.c.

James Gray, 73, has served as a director of Brookfield since April 1997. A resident of Calgary, Alberta, Canada, Mr. Gray is a director of Canadian National Railway and a Phoenix Technology Income Fund, and Chairman of the Canada West Foundation. He is also a founder and former Chairman of Canadian Hunter Exploration Ltd.
Independent Director
Member of the Audit Committee

	2006	2007

Class A Limited Voting Shares	30,375	30,375
Deferred Share Units	7,740	9,746
Options	28,125	28,125
(Meets share ownership guidelines)

Philip B. Lind, c.m.

Philip Lind, 63, has served as a director of Brookfield since May 1994. A resident of Toronto, Ontario, Canada, Mr. Lind is one of the founders and currently Vice-Chairman and a director of Rogers Communications Inc., a diversified communications company. Mr. Lind is also a director of Central Canadian Public TV Association, CPAC Network and Outdoor Life Network. He is also a board member of the Council for Business and the Arts, The Power Plant, the Art Gallery of Ontario and the Atlantic Salmon Federation.
Independent Director
Chairman of the Management Resources and Compensation Committee
Member of the Governance and Nominating Committee

	2006	2007

Class A Limited Voting Shares	2,250	2,250
Deferred Share Units	15,494	17,607
Options	28,125	28,125
(Meets share ownership guidelines)

George S. Taylor

George Taylor, 66, has served as a director of Brookfield since May 1994. A resident of St. Marys, Ontario, Canada, Mr. Taylor is a trustee and Audit Committee member of Spinrite Income Fund and a director and Audit Committee member of Teknion Corporation. Mr. Taylor is also a director and Audit Committee Chairman of the London Health Sciences Centre and has served in this capacity for the Ontario Arts Council. He is the past Chairman of the John P. Robarts Research Institute.
Independent Director
Member and a Designated Financial Expert of the Audit Committee.
Member of the Management Resources and Compensation Committee

	2006	2007

Class A Limited Voting Shares	122,760	122,180
Deferred Share Units	13,616	15,704
Options	28,125	28,125
(Meets share ownership guidelines)

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Jack L. Cockwell

Jack Cockwell, 66, has served as a director of Brookfield since September 1979. A resident of Toronto, Ontario, Canada, Mr. Cockwell is Group Chairman of the Corporation and represents it as a director on the boards of Brookfield Properties Corporation, Fraser Papers Inc. and Norbord Inc. He is also a director of Astral Media Inc., The Toronto Waterfront Revitalization Committee and the C.D. Howe Institute, and a governor of the Royal Ontario Museum and Ryerson University.
Related Director

	2006	2007

Class A Limited Voting Shares (a)	6,742,445	6,882,444
Deferred Share Units	166,112	168,436
Options and Warrants	1,840,418	1,315,417
Restricted Share Units	472,974	472,974
(Meets share ownership guidelines)

J. Bruce Flatt

Bruce Flatt, 41, has served as a director of Brookfield since April 2001. A resident of Toronto, Ontario, Canada, Mr. Flatt is Chief Executive Officer and Managing Partner of the Corporation and represents it as a director on the boards of Brookfield Homes Corporation and Brookfield Properties Corporation. Mr. Flatt does not sit on any external boards.
Related Director

	2006	2007

Class A Limited Voting Shares (a)	1,251,744	1,654,287
Deferred Share Units	102,702	110,971
Options and Warrants	2,089,493	2,004,492
Restricted Share Units	744,079	744,079
(Meets share ownership guidelines)

Robert J. Harding, f.c.a.

Robert Harding, 49, has served as a director of Brookfield since May 1992. A resident of Toronto, Ontario, Canada, Mr. Harding is Chairman of the Corporation and represents it as a director and Chairman of Fraser Papers Inc. and Norbord Inc. and as a director of Western Forest Products Inc. He is also a director of Atomic Energy of Canada Limited. Mr. Harding is Chair of the Board of Governors of the University of Waterloo and a trustee of the United Way of Greater Toronto, the Hospital for Sick Children and the Art Gallery of Ontario.
Related Director

	2006	2007

Class A Limited Voting Shares (a)	496,800	480,800
Deferred Share Units	203,328	206,174
Options and Warrants	1,083,094	1,083,094
Restricted Share Units	87,378	87,378
(Meets share ownership guidelines)

David W. Kerr

David Kerr, 63, has served as a director of Brookfield since May 1987. A resident of Toronto, Ontario, Canada, Mr. Kerr is the former Chairman of Falconbridge Limited and a director of Shell Canada Ltd., Sun Life Financial Inc. and Sustainable Development Technology Canada. He is also a director of the Toronto Rehabilitation Hospital Foundation and the Canadian Special Olympics Foundation, a member of the National Round Table on the Environment and the Economy, and an Advisory Board member of York University’s Schulich School of Business.
Related Director

	2006	2007

Class A Limited Voting Shares (a)	1,387,068	1,387,068
(Meets share ownership guidelines)

Note:
(a)
Excludes prorata interest in Class A Limited Voting Shares beneficially held by the director indirectly through Partners Limited and BAM Investments Corp. (See “Principal Holders of Voting Shares” on page 3 of this Circular.)

Brookfield Asset Management | Management Information Circular	9

Director Attendance Report for Meetings Held in 2006
During 2006, the board of directors and its committees held 26 meetings. These included five regularly scheduled meetings of the board, including one meeting to review the Corporation’s long-term strategic plan; 12 special meetings of the board, many of which were called on relatively short notice to deal with specific items of business; four meetings of the Audit Committee; three meetings of the Governance and Nominating Committee; and two meetings of the Management Resources and Compensation Committee. Private sessions of the independent directors were held after all regularly scheduled board meetings and all committee meetings.
The following table summarizes directors’ attendance at these meetings.

	Board Meetings			Committee Meetings (a)
Management
					Governance &	Resources &
	All	Regular	Special	Audit	Nominating	Compensation
Meetings attended in 2006	Board Meetings	Board Meetings	Board Meetings	Committee	Committee	Committee

Jack Cockwell	17 of 17	5 of 5	12 of 12
Marcel Coutu (b)	11 of 11	3 of 3	8 of 8	2 of 2
William Dimma	15 of 17	5 of 5	10 of 12	4 of 4	3 of 3
Trevor Eyton	16 of 17	5 of 5	11 of 12
Bruce Flatt	17 of 17	5 of 5	12 of 12
James Gray	16 of 17	5 of 5	11 of 12	4 of 4
Robert Harding	15 of 17	5 of 5	10 of 12
David Kerr	12 of 17	3 of 5	9 of 12
Lance Liebman	16 of 17	5 of 5	11 of 12		3 of 3	2 of 2
Philip Lind	17 of 17	5 of 5	12 of 12		3 of 3	2 of 2
Roy MacLaren	15 of 17	5 of 5	10 of 12		3 of 3
Wallace McCain	16 of 17	4 of 5	12 of 12			2 of 2
Frank McKenna (c)	7 of 8	2 of 2	5 of 6
Jack Mintz	12 of 17	5 of 5	7 of 12	4 of 4
James Pattison (b)	10 of 11	3 of 3	7 of 8			1 of 1
George Taylor	15 of 17	5 of 5	10 of 12	4 of 4		2 of 2

(a)	Attendance shown only for Committee members.

(b)	Messrs. Coutu and Pattison were elected to the board of directors on April 28, 2006.

(c)	Mr. McKenna was appointed to the board of directors on August 2, 2006.
Director Compensation and Share Ownership Requirements
The board of directors, through its Governance and Nominating Committee, reviews from time to time the compensation paid to the Corporation’s directors, taking into account the complexity of the Corporation’s operations, the risks and responsibilities involved in being a director of the Corporation, the requirement to participate in scheduled and special board meetings, expected participation on the board’s standing committees and the compensation paid to directors of comparable companies. Directors of the Corporation who are not officers of the Corporation or its affiliates (the “non-management directors”) are currently entitled to receive an Annual Directors Fee of $79,646. In addition, the Chairman of the Audit Committee and the Lead Director each receive an additional Annual Retainer of $8,850.
The board of directors of the Corporation believes that directors can better represent the Corporation’s shareholders if they are shareholders themselves. Accordingly, directors are required to hold Class A Limited Voting Shares or Deferred Share Units equal in value to at least three times their Annual Directors Fee, as established by the board of directors from time to time. This minimum shareholding is currently $238,938. The Corporation considers this minimum shareholding to be consistent with best practice, since the Annual Directors Fee includes a board retainer, on which minimum ownership guidelines are normally based, as well as compensation for committee membership and for attendance at both board and committee meetings. For new directors, this minimum share ownership requirement must be achieved within five years of joining the Corporation’s board of directors.

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Accordingly, non-management directors are required to receive one-half of their annual fees in Deferred Share Units (see “Report on Executive Compensation – Long-Term Share Ownership Plans”) until the number of Deferred Share Units and Class A Limited Voting Shares held by the director equals three times the Annual Directors Fee. Non-management directors may elect to take the other one-half of their Annual Directors Fee in the form of either Deferred Share Units or cash. After this minimum shareholding is reached, non-management directors may elect to take their annual fees in cash or Deferred Share Units.
Currently, 14 of the 16 directors proposed for election to the board of directors own Class A Limited Voting Shares and Deferred Share Units having a market value in excess of the above ownership guideline. The remaining two directors were recently elected or appointed and have begun to acquire shares or DSUs in order to meet the guidelines within the specified time period.
In 2006, the board’s 12 current non-management directors received annual compensation having a total cash value of $873,894. This was comprised of cash compensation of $185,841 and 16,072 Deferred Share Units, which represented 21% and 79%, respectively, of total compensation paid to these directors during 2006. The compensation received during 2006 by each current non-management director is set out below:

	Total		Deferred Share	% of total in
Directors Compensation in 2006	Compensation	Cash	Units	Deferred Share Units
	($)	($)	(#)	(%)

Marcel Coutu (a)	53,097	26,549	594	50
William Dimma	79,646	39,823	941	50
Trevor Eyton	79,646	79,646	—	—
James Gray	79,646	—	1,881	100
Lance Liebman	79,646	39,823	941	50
Philip Lind	79,646	—	1,881	100
Roy MacLaren(b)	88,496	—	2,090	100
Wallace McCain	79,646	—	1,881	100
Frank McKenna (c)	33,186	—	703	100
Jack Mintz (b)	88,496	—	2,090	100
James Pattison (a)	53,097	—	1,189	100
George Taylor	79,646	—	1,881	100

Total	873,894	185,841	16,072	79%

(a)	Messrs. Coutu and Pattison were elected to the board of directors on April 28, 2006.

(b)	Messrs. MacLaren and Mintz received additional fees in 2006 in their capacities as Lead Director and Audit Committee Chair, respectively.

(c)	Mr. McKenna was appointed to the board of directors on August 2, 2006.
In addition to the fees paid to the current non-management directors, one director who served on the board for a portion of 2006 before retiring received $26,837 in compensation in 2006, which was paid in the form of 1,027 Deferred Share Units.
In November 2003, the board of directors approved an amendment to its Management Share Option Plan to exclude non-management directors from participation in the Plan, except for options granted to such directors prior to this date. Accordingly, non-management directors are not eligible to receive further options to acquire Class A Limited Voting Shares. At present, five non-management directors hold options granted prior to November 2003.
Directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending board or committee meetings. During 2006, 12 non-management directors received $48,265 of reimbursement for such expenses.
In addition to the compensation paid to the board’s non-management directors, two related directors received the following compensation in 2006. Jack Cockwell, Group Chairman of the Corporation, and Robert Harding, the Corporation’s Chairman, each received an annual retainer of $300,885, a contribution to a retirement savings plan of $13,540 and medical and dental benefits valued at $5,286 for Mr. Cockwell and $5,862 for Mr. Harding, representing total 2006 compensation of $319,711 for Mr. Cockwell and $320,287 for Mr. Harding.

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3.	Management Share Option Plans
Amendments to the Corporation’s Current Management Share Option Plan
The Corporation’s current Management Share Option Plan (the “Plan”) was established by the board of directors on August 1, 1997 and has been amended from time to time since then. In February 2007, the board of directors approved two amendments to the Plan which, in accordance with the requirements of the Toronto Stock Exchange, require shareholder approval.
Extension of the Term of an Option
The first amendment provides for an extension of the term of an option, which is normally ten years, in the event the expiry date falls during a blackout period when trading in the Corporation’s securities by insiders is prohibited or within a ten-day period following the end of the blackout period. The amendment stipulates that in this case, the term of the option is extended for ten days following the end of the blackout period. Effective January 1, 2005, subsection 613(h)(iii) of the TSX Company Manual was amended to require shareholder approval on a disinterested basis in order to extend the term of an option benefiting insiders. The effect of subsection 613(h)(iii) is that participants whose options expire during a blackout period are precluded from exercising their options during that period and may be unable to exercise an option prior to its expiry date. The TSX Staff Notice 2006-0001 recognizes that many listed issuers have self-imposed blackout periods and other restrictions on completing trades, which the TSX recognizes are an example of good governance. The TSX stated that subsection 613(h)(iii) was not intended to penalize positive corporate behaviour. Accordingly, the TSX Staff Notice 2006-0002 provides that the expiry date of an option which expires during or shortly after a blackout period may be extended to a date shortly after the end of the blackout period.
Amending Provision
The second amendment sets out the types of Plan amendments that can be approved by the board of directors without requiring shareholder approval and those that will require shareholder approval. Amendments to the TSX Company Manual effective January 1, 2005 required companies to implement amending provisions which specified the types of amendments that can be made to their security-based compensation arrangements without shareholder approval. In TSX Staff Notice 2004-0002, published in 2004, the TSX provided administrative relief which permitted plans with a general amending provision to make housekeeping and certain other amendments. In TSX Staff Notice 2006-0001, published on June 6, 2006, the TSX withdrew the administrative relief and advised companies that effective June 30, 2007, companies which did not have detailed amending provisions in their security-based compensation arrangements could only make amendments to such arrangements, including “housekeeping” amendments, with shareholder approval. The board considers that the proposed amending provision will allow matters of an administrative or technical nature to be dealt with in a timely and expeditious manner, while requiring shareholder approval for amendments that substantially alter the terms of the Plan and options granted pursuant to the Plan.
More specifically, the proposed amending provision stipulates that the following types of Plan amendments can be approved by the board without shareholder approval: (i) amendments of a housekeeping or technical nature; (ii) amendments required to comply with the provisions of applicable laws; (iii) amendments required for awards to qualify for favourable tax treatment; (iv) any amendment to the vesting provisions of the Plan or an option; (v) amendments to the termination or early termination provisions of the Plan or an option, provided they do not entail an extension of the original expiry date (except for the blackout provision noted above); (vi) the addition or modification of a cashless exercise feature which provides for a full deduction of the number of underlying shares from the Plan reserve; and (vii) amendments necessary to suspend or terminate the Plan.
Under the proposed amending provision, the following changes to the Plan will require shareholder approval: (i) amendments to increase the maximum number of shares issuable under the Plan or to change the Plan maximum to a fixed maximum percentage; (ii) any amendment to extend the ten-day period following a blackout period during which options may be exercised; (iii) any amendment which would reduce the exercise price of an option below the fair market value of the shares at the time the option is granted; (iv) any amendment which reduces the exercise or purchase price of an option, other than to reflect a stock split, recapitalization, consolidation, combination or similar corporate action;

12	Brookfield Asset Management | Management Information Circular

(v) any amendment broadening or expanding participation in the Plan; (vi) any amendment extending the term of an option held by an insider beyond its original expiry date (except for the blackout provision noted above); (vii) any amendment adding a provision which results in participants receiving shares while no cash consideration is received by the Corporation; and (viii) any amendments which under law require shareholder approval.
Adoption of a New Management Share Option Plan
The Corporation’s current Plan provides for the issuance of up to 27,000,000 Class A Limited Voting Shares pursuant to the exercise of options granted under the Plan. As at February 28, 2007, 26,148,573 options have been granted under the Plan, leaving 851,427 available for further grants. Rather than seek approval for an increase in this limit, the board of directors in February 2007 approved a new Management Share Option Plan (the “2007 Plan”), which, in accordance with the requirements of the Toronto Stock Exchange, requires shareholder approval. The purpose of establishing the 2007 Plan is to ensure that there remains a sufficient number of Class A Limited Voting Shares for issuance to enable the Corporation to continue its current practice of granting options as an alternative to cash compensation to its employees and officers.
The 2007 Plan has substantially the same terms as the Corporation’s current Plan, including the amendments described above, except that the maximum number of Class A Limited Voting Shares issuable under the 2007 Plan is 10,000,000. Of the 26,148,573 options that have been granted under the current Plan, 18,798,119 options have not yet been exercised as at February 28, 2007. The aggregate dilution represented by these unexercised options and the 10,000,000 options grantable under the 2007 Plan equals 28,798,119 Class A Limited Voting Shares, which is approximately 7.4% of the 388,099,591 issued and outstanding shares in this class at that date. The Corporation believes that this potential dilution is within an acceptable limit. If the 2007 Plan is approved by the Corporation’s shareholders, it is the intention of the Corporation not to grant any further options under its current Plan.
Further information on the Corporation’s current Plan and the 2007 Plan are contained under the heading “Security-Based Compensation Arrangements” on page 25 of this Circular.
Shareholder Approval
The TSX requires shareholder approval of the amendments to the current Plan and the adoption of the 2007 Plan described above. Accordingly, shareholders will be asked at the meeting to consider and, if thought advisable, to approve two resolutions, one approving the amendment to the current Plan (the “Plan Amendment Resolution”) and the other approving adoption of the 2007 Plan (the “2007 Plan Resolution”). The Plan Amendment Resolution must be approved by a majority of the votes cast at the meeting by holders of Class A Limited Voting Shares who vote in respect of the Plan Amendment Resolution. The 2007 Plan Resolution must be approved by a majority of the votes cast at the meeting by holders of Class A Limited Voting Shares who vote in respect of the 2007 Plan Resolution. Approval of these resolutions by holders of Class B Limited Voting Shares is not required.
The board of directors unanimously recommends that shareholders vote in favour of the Plan Amendment Resolution, the form of which is set out as Schedule A to this Circular, and the 2007 Plan Resolution, the form of which is set out as Schedule B to this Circular.
Unless the shareholder has specified in the enclosed form of proxy that the shares represented by such proxy are to be voted against the Plan Amendment Resolution, on any ballot that may be called for on the Plan Amendment Resolution, the management representatives designated in the enclosed form of proxy intend to vote such shares in favour of the Plan Amendment Resolution.
Unless the shareholder has specified in the enclosed form of proxy that the shares represented by such proxy are to be voted against the 2007 Plan Resolution, on any ballot that may be called for on the 2007 Plan Resolution, the management representatives designated in the enclosed form of proxy intend to vote such shares in favour of the 2007 Plan Resolution.

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4.	Appointment of Auditors
At its meeting held on February 7, 2007, the Audit Committee of the board of directors recommended the reappointment of Deloitte & Touche LLP as external auditors of the Corporation, subject to shareholder approval. Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte & Touche”) are the principal external auditors of the Corporation and its reporting issuer subsidiaries. Deloitte & Touche and its predecessors have served as auditors of the Corporation since 1981, and also serve as auditors of the majority of the Corporation’s consolidated subsidiaries. The appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.
Unless the shareholder has specified in the enclosed form of proxy that the shares represented by such proxy are to be withheld from voting in the appointment of auditors, on any ballot that may be called for in the appointment of auditors, the management representatives designated in the enclosed form of proxy intend to vote such shares in favour of reappointing Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next Annual Meeting of Shareholders, and authorizing the directors to fix the remuneration to be paid to the auditors.
Principal Accounting Firm Fees
Aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ended December 31, 2006 by Deloitte & Touche amounted to approximately $18.4 million, of which $17.4 million represented audit and audit related fees. From time to time, Deloitte & Touche also provides consultative and other non-audit services to the Corporation and its subsidiaries and affiliates. In November 2002, the Audit Committee of the Corporation’s board of directors adopted a policy regarding the provision of non-audit services by the Corporation’s external auditors. This policy, which is periodically reviewed and updated, requires Audit Committee pre-approval of permitted audit, audit-related and non-audit services. It also specifies a number of services the provision of which is not permitted by the Corporation’s external auditors, including the use of its external auditors for the preparation of financial information, system design and implementation assignments.
The following table sets forth further information on the fees billed by Deloitte & Touche to the Corporation and its consolidated subsidiaries for the fiscal years ended December 31, 2006 and 2005:

	2006			2005
		Subsidiaries of			Subsidiaries of
$ millions (a)	Brookfield	Brookfield	Total	Brookfield	Brookfield	Total

Audit	$3.0	$8.4	$11.4	$1.4	$4.2	$5.6
Audit-related	0.8	5.2	6.0	0.5	2.5	3.0
Tax	—	0.6	0.6	—	0.6	0.6
All others	0.2	0.2	0.4	0.1	0.2	0.3

Total fees	$4.0	$14.4	$18.4	$2.0	$7.5	$9.5

(a)	All amounts shown are expressed in U.S. dollars. All Canadian dollar amounts have been converted to U.S. dollars at the average exchange rate during 2006 of US$1.00 = C$1.13.
Audit fees include fees for services that would normally be provided by the external auditor in connection with statutory and regulatory filings or engagements, including fees for services necessary to perform an audit or review in accordance with generally accepted auditing standards. This category also includes services that generally only the external auditor reasonably can provide, including comfort letters, statutory audits, attest services, consents and assistance with and review of certain documents filed with securities regulatory authorities.
Audit-related fees are for assurance and related services, such as due diligence services, that traditionally are performed by the external auditor. More specifically, these services include, among others: assistance in preparing for Section 404 of the Sarbanes-Oxley Act of 2002, employee benefit plan audits, due diligence related to securities filings and mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

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Tax fees are principally for assistance in tax return preparation and tax advisory services. All other fees include fees for translation, litigation and advisory support services.
The Audit Committee of the board of directors has received representations from Deloitte & Touche regarding their independence and has considered the relations described above in arriving at its determination that Deloitte & Touche are independent of the Corporation.
PART THREE – REPORT ON EXECUTIVE COMPENSATION
The following information is provided pursuant to the executive compensation disclosure requirements under applicable Canadian securities laws.
Composition and Mandate of the Compensation Committee
The Corporation’s corporate governance practices require that all members of its Management Resources and Compensation Committee the (“Compensation Committee”) shall be independent and that no more than one third of the Compensation Committee’s members shall be active chief executive officers with any publicly-traded entity. In addition, the Corporation’s Chief Executive Officer does not participate in making appointments to this Committee.
The following five directors were appointed as members of the Management Resources and Compensation Committee of the board of directors of the Corporation on April 28, 2006, and have served on this Committee since that date: Philip Lind, who is the Committee’s Chairman, Lance Liebman, Wallace McCain, James Pattison and George Taylor. None of the members of the Compensation Committee is an officer, employee or former officer of the Corporation or any of its affiliates or is eligible to participate in the Corporation’s executive compensation programs, and only one member, James Pattison, is currently a chief executive officer. Four of the members have experience in executive compensation by virtue of their experience as current or former chief executive officers and two of these members are entrepreneurs who own very sizeable businesses. The board of directors believes the Committee collectively has the knowledge, experience and background required to fulfill its mandate.
The Compensation Committee meets as required, and at least annually, to monitor and review management compensation policies, management succession planning and the overall composition and quality of the Corporation’s management resources. The Compensation Committee met twice during 2006 and has met once to date in 2007. None of the recommendations of the Compensation Committee has been rejected or modified during 2006 or 2007 to date.
The Compensation Committee has a specific written mandate to review and approve executive compensation. This includes an annual evaluation of the performance of executive officers, including the Corporation’s Chief Executive Officer and the other four highest paid executive officers (collectively, the “Named Executive Officers”). The Compensation Committee makes recommendations to the board of directors with respect to the compensation of the executive officers, and the board gives final approval on compensation matters.
In order to fulfill its mandate, the Compensation Committee is provided with a report following the end of each year that summarizes the achievements of the Corporation’s Management Committee in relation to the business plan presented to the board of directors at the beginning of the year. The Management Committee is comprised of senior executives of the Corporation and its subsidiaries who have responsibility for significant business units and overall corporate activities. The report is prepared by management.
Compensation Philosophy
The Corporation has adopted an approach to compensation that is intended to encourage management to make decisions and take actions that will create long-term sustainable cash flow growth and will result in improvement in long-term shareholder value as reflected in the growth in value of the Corporation’s Class A Limited Voting Shares. This is achieved in large measure by aligning management interests with those of shareholders by basing a significant portion of their rewards and personal wealth creation on ownership of Class A Limited Voting Shares or equivalents thereof.

Brookfield Asset Management | Management Information Circular	15

Accordingly, the Corporation’s compensation arrangements are intended to:
•
attract and retain highly qualified and motivated executives who have confidence in, and are committed to, the Corporation’s overall business strategy and who are able and willing to create value over the long term;

•	foster an environment of teamwork and co-operation that supports long-term decision making;

•	reward consistent performance over the longer term; and

•	be transparent to the employees and shareholders of the Corporation.
While these are the objectives for compensation arrangements for all executives, the actual arrangements may differ between those for executives with broader corporate responsibilities and those who operate within specific business units such as dedicated fund management groups. For example, executives in this latter category may have compensation arrangements that are more directly linked to the performance of the fund being managed. The following discussion pertains to executives of the Corporation that have corporate responsibilities.
As noted above, the Corporation believes that, in order to align the interests of management and shareholders and foster an entrepreneurial environment that encourages a focus on long-term value creation, executives should receive a substantial portion of their compensation and build their individual wealth through the ownership of Class A Limited Voting Shares. In addition, the Corporation encourages executives to increase their direct and indirect ownership of Class A Limited Voting Shares over time so that the senior executives have a significant component of their personal net worth represented by interests in Class A Limited Voting Shares. Consistent with this belief, senior executives and directors of the Corporation and its affiliates currently hold direct and indirect interests in approximately 69 million Class A Limited Voting Shares of the Corporation, representing an approximate 17% equity interest, as further described under “Principal Holders of Voting Shares” on page 3 of this Circular. The Corporation’s compensation arrangements support this objective and many of these share interests have been acquired over many years through the ongoing reinvestment of cash rewards and shares granted under compensation arrangements or employment contracts.
Compensation Elements
The primary elements of total compensation for executives with corporate responsibilities are as follows: Base Salary, Annual Management Incentive Plan awards and participation in the Corporation’s Long-Term Share Ownership Plans. The only perquisites are participation in standard health, dental and insurance plans and annual contributions to registered retirement plans in an amount equal to 4.5% of their annual base salary. There are no predefined termination or post-termination payments, change in control arrangements or employment contracts.
Total annual compensation for senior executives, including the Named Executive Officers, generally does not change significantly from year to year. This practice recognizes the difficulty inherent in rewarding short-term performance within the context of long-term value creation. Furthermore, a significant amount of annual compensation for these executives is represented by participation in Long-Term Share Ownership Plans, in order for the executives to increase their ownership interest in Class A Limited Voting Shares. This is consistent with the Corporation’s focus on long-term value creation and the belief that, over time, a senior executive’s wealth should be created through increases in the value of Class A Limited Voting Shares as opposed to cash compensation, thereby further aligning their interests with those of shareholders. Total compensation for executives who are at earlier stages in their career also includes participation in Long-Term Share Ownership Plans but tends to include a larger percentage of the whole package in base salary and cash bonus awards in recognition of their personal needs and to be competitive with the marketplace. Furthermore, changes in total compensation may vary more for these executives as they take on increasing responsibility.
As executives progress within the Corporation, they are given the opportunity to reinvest their annual cash bonus award into Deferred Share Units under the Corporation’s Restricted Share Unit Plan, thereby enabling them to increase their ownership interests. In addition, notwithstanding the fact that regular total compensation for individuals may not change significantly year over year, management may recommend that the Compensation Committee grant special compensation awards to executives who have demonstrated a clear ability to take on additional responsibilities and have consistently performed at an exceptional level. These special awards are in almost all circumstances granted in the form of options to acquire Class A Limited Voting Shares under the Corporation’s Management Share Option Plan.

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The Corporation believes these special awards are a key element in achieving its compensation objectives, in particular the attraction and retention of people who have the potential to add value to the Corporation over the longer term.
Over the past five years, total compensation for senior executives has been comprised of approximately 30% base salary, 30% annual incentive awards and 40% Long-Term Share Ownership Plan awards, typically options to acquire Class A Limited Voting Shares. During each of the past five years, the Chief Executive Officer and other Named Executive Officers have reinvested their entire annual incentive awards into Deferred Share Units of the Corporation as an indication of their commitment to maximize the value of the Class A Limited Voting Shares over time.
Base Salaries
In order to foster a team-based approach, which the Corporation believes is fundamental to meeting its long-term objectives, the base salary of the Chief Executive Officer is similar to those of the other members of the Management Committee after giving effect to the relative cost of different employment locations. Base salaries for all of the Corporation’s executives are reviewed annually to ensure that they reflect the relative contribution of each executive within the team. Base salaries for the most senior executives are set well below the median level for comparable companies, which reflects the Corporation’s bias towards compensation in the form of Long-Term Share Ownership Plan awards. Base salaries for these executives are reviewed every few years.
Base salaries for other executives are intended to be competitive within the marketplace taking into consideration the total compensation for the individual and are accordingly reviewed in that context and in relation to the contribution of the executive.
Annual Management Incentive Plan
The Corporation’s Annual Management Incentive Plan (“Bonus”) provides for cash awards to executives in an amount equivalent to a percentage of base salary which, at the election of the executive, may be reinvested in Deferred Share Units of the Corporation. For members of the Management Committee, the maximum target Bonus is 100% of base salary. Only in exceptional circumstances would the actual bonus exceed the target.
The magnitude of the award for members of the Management Committee is determined primarily through an evaluation of their collective performance in meeting the Corporation’s overall business plan objectives, as outlined below under the description of the Chief Executive Officer’s compensation. Accordingly, the awards for the Chief Executive Officer and other Management Committee members tend to be similar in magnitude and do not typically fluctuate significantly from year to year given the Corporation’s focus on long-term decision making, the impact of which is difficult to assess in the short term.
For less experienced executives, the bonus award is based more heavily on the performance of the individual executive as measured by the achievement of specific objective and subjective goals as opposed to the emphasis on collective performance for the senior executive team.
Long-Term Share Ownership Plans
The Corporation’s Long-Term Share Ownership Plans are intended to enable participants to create wealth through increases in the value of the Corporation’s Class A Limited Voting Shares. The purpose of these arrangements is to achieve a commonality of interest between shareholders and management and to motivate executives to improve the Corporation’s long-term financial success, measured in terms of enhanced shareholder wealth over the long term.
The Corporation has two different Long-Term Share Ownership Plans, which are described below in more detail.
The Management Share Option Plan (“MSOP”) governs the granting to executives of options to purchase Class A Limited Voting Shares at a fixed price. The options typically vest as to 20% at the end of each year on a cumulative basis and are exercisable over a ten-year period. The MSOP is administered by the board of directors. (See also “Security-Based Compensation Arrangements” on page 25 of this Circular.)
Options are granted to corporate executives in February of each year as part of the annual compensation review. As mentioned above, any special compensation awards are typically granted in the form of options. The number of options granted to an executive is determined with reference to the Black-Scholes value of an option and the total compensation

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target. For the February 2007 awards, the option value is $10.58. In February 2006, the board adopted a policy that, for option grants as part of annual compensation awards, the exercise price would be determined at the end of the first trading day immediately following the date on which the year-end financial results are released.
Options are granted at other times during the year to individuals commencing employment with the Corporation, subject to a limit that is previously determined by the board of directors. In such circumstances, the exercise price is based on the fair market value of a Class A Limited Voting Share on the Toronto Stock Exchange on the day prior to the date of the offer letter. Any other grants during the year require approval by the board and the exercise price is the closing price of the Class A Limited Voting Shares on the Toronto Stock Exchange on the last trading day prior to the effective date of the grant. In 2006, the Corporation granted a total of 2.2 million options to purchase Class A Limited Voting Shares.
The Restricted Share Unit Plan (“RSUP”) provides for the issuance of Deferred Share Units (“DSUs”), the value of which are equal to the value of a Class A Limited Voting Share, as well as Restricted Share Appreciation Units (“RSUs”), the value of which are equal to the increase in value of a Class A Limited Voting Share over the value as at the date of issuance. The RSUP is administered by the Compensation Committee. DSUs and RSUs vest over periods of up to five years and can only be redeemed for cash upon cessation of employment through retirement, resignation, termination or death.
DSUs are issued based on the closing price of the Corporation’s Class A Limited Voting Shares on the last trading day preceding the date of the award (the “Allotment Price”). In the case of DSUs acquired through the reinvestment of annual cash bonus awards, the Allotment Price is equal to the exercise price for options granted at the same time as described above. Holders of DSUs will be allotted additional DSUs as dividends are paid on the Corporation’s Class A Limited Voting Shares on the same basis as if the dividends were reinvested pursuant to the Corporation’s dividend reinvestment plan. The redemption value of DSUs will be equivalent to the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares on the date of cessation of employment.
RSUs are not adjusted for dividends paid on the Corporation’s Class A Limited Voting Shares. The redemption value of RSUs is equal to the difference between the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares at redemption and the original Allotment Price for such RSUs. In the event any RSUs have a negative value, such amount will be deducted from the aggregate value of the DSUs or other RSUs held by the executive.
In addition to providing senior executives of the Corporation with the opportunity to reinvest all or a portion of their Annual Management Incentive Plan awards in DSUs, DSUs are also awarded annually in certain business units as a long-term incentive or to certain individuals in special circumstances as approved by the board of directors. In limited circumstances, senior executives are awarded RSUs as additional compensation subject to limits approved by the board of directors. In 2006, the Corporation issued $4.2 million of DSU awards related to participant elections and $3.0 million for other awards. No RSUs have been awarded since 2005.
Incentive and Equity-based Compensation Employment Policies and Guidelines
The Corporation has established a number of policies and guidelines in order to reinforce the importance of equity ownership over the longer term. Details of these policies and guidelines follow.
Share Ownership Guidelines
In February 2003, the Corporation’s board of directors established a guideline for the minimum amount of Class A Limited Voting Shares of the Corporation, including DSUs, to be held by Named Executive Officers. This amount is an investment of five times base salary, based on the market value of the Class A Limited Voting Shares and DSUs held, to be attained within three years of being designated as a Named Executive Officer. Each of the Corporation’s Named Executive Officers currently hold investments in the Corporation’s Class A Limited Voting Shares which are well in excess of this amount. In February 2007, the Corporation’s board of directors approved a recommendation to extend this share ownership guideline to all members of the Management Committee, which is currently comprised of 19 executives of the Corporation and its subsidiaries, to be attained within a five year period.

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Option Exercise Hold Periods
Commencing in February 2003, in order to minimize any appearance of executives opportunistically exercising options and selling the securities received at an inappropriate time, the Corporation’s board of directors adopted a policy requiring the Named Executive Officers to hold, for at least one year, Class A Limited Voting Shares of the Corporation equal to the net after-tax cash realized from the exercise of option grants, starting with options granted in 2003. In February 2007, the Corporation’s board of directors expanded this policy to include options exercised upon termination of employment and approved a recommendation that this amended policy apply to all members of the Management Committee, commencing with options granted in 2007.
Reimbursement of Incentive and Equity-Based Compensation
In February 2007, the Corporation’s board of directors approved a policy with respect to the reimbursement of incentive and equity-based compensation. This policy requires specified executives to pay to the Corporation an amount equal to some or all of any bonus or other incentive-based or equity-based compensation and the profits realized from the sale of securities of the Corporation upon the occurrence of certain events. The amount, if any, will be determined by the Compensation Committee which will recommend appropriate action to the board of directors of the Corporation and will take appropriate steps to ensure that such amount is recovered. In the case of a significant restatement of financial results, the Chief Executive Officer and the Chief Financial Officer may be required to make such a payment. In order to protect the Corporation’s reputation and competitive ability, members of the Management Committee may be required to make such a payment if they engage in conduct that is sufficiently detrimental to the Corporation after the cessation of their employment with the Corporation. Detrimental conduct includes participating in transactions involving the Corporation and its clients which were under way or contemplated at the time of termination, solicitation of clients or employees, disclosing confidential information or making inappropriate or defamatory comments about the Corporation. The policy relates to any such amounts or benefits received within two years prior to the event giving rise to the claim and includes both monetary payments and shares received from exercise of options or redemption of RSUs and DSUs.
Hedging of Economic Risks for Personal Equity Ownership
In February 2007, the Corporation’s board of directors approved a policy with respect to the hedging of economic risks for personal equity ownership. This policy prohibits executives from entering into transactions that have the effect of hedging the economic value of any direct of indirect interests by the executive in Class A Limited Voting Shares, including their participation in Long-Term Share Ownership Plans, unless such transactions are executed and disclosed in full compliance with all relevant regulations and have been previously approved by the Chief Financial Officer and Chief Executive Officer of the Corporation and, if appropriate, the Compensation Committee.
Report on 2006 Compensation
The report, presented to the Compensation Committee in February 2007, provided a summary of compensation arrangements for all executives of the Corporation and detailed the compensation arrangements for each member of the Management Committee, including the Named Executive Officers. This report summarized the total 2006 compensation including proposed bonus and Long-Term Share Ownership Plan awards as well as proposed 2007 base salaries. The report also presented an analysis of the “in-the-money” value of vested and unvested Long-Term Share Ownership Plan awards previously granted and, the option exercises during the year.
The report also contained an analysis of the expected value of 2006 compensation awards to Named Executive Officers that would be paid under various performance scenarios. The Compensation Committee has determined that the resulting compensation was reasonable and delivered the intended differentiation of compensation value based on performance of the Corporation’s Class A Shares over a ten year period.

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The level of equity ownership of all executives is an important consideration for both management and the Compensation Committee as it demonstrates the extent to which executives will benefit from, and will therefore be motivated to achieve, long-term enhancement of shareholder value. Accordingly, the report also contained an analysis of equity ownership by senior executives including shares held directly and indirectly as well as through Long-Term Share Ownership Plans along with a summary of the tenure with the organization of each member of the Management Committee. The Compensation Committee has determined that the level of equity ownership by members of the Management Committee provides an alignment of interests that support the creation of shareholder value over the long term.
In addition, the report contained a summary of compensation arrangements for senior executives of various business units, subsidiaries and affiliates, and a summary of special option awards to executives recommended by management. The Compensation Committee has determined that these arrangements were reasonable and appropriately rewarded executives based on the performance of their business units.
The Compensation Committee reviewed the terms and conditions of the Corporation’s compensation plans as well as any proposed amendments thereto and considered the appropriateness and effectiveness of the plans in the context of current compensation practices, regulatory changes and the Corporation’s objectives. These plans are reviewed by the Compensation Committee at least annually. The Compensation Committee also reviewed financial arrangements entered into by the Corporation to hedge the impact on the Corporation of future increases in the market price of its Class A Limited Voting Shares on the liability incurred under the Corporation’s Restricted Share Unit Plan. The Committee has determined that the Plans are both appropriate and effective.
The Compensation Committee reported its conclusions with respect to the foregoing to the board of directors of the Corporation on February 8, 2007. The Compensation Committee reported that the compensation arrangements for the Named Executive Officers are consistent with the objectives of the Corporation’s compensation program as outlined under Compensation Philosophy and support the creation of shareholder value over the long term and the attraction and retention of executives who make decisions with a long-term view. The following practices related to the Management Committee support this conclusion:
•	the highest percentage of total annual compensation being granted in the form of long-term share ownership participations;

•	the significant level of reinvestment of annual bonuses into Deferred Share Units of the Corporation which are not redeemable until retirement, death or termination of employment;

•	the level of equity ownership by management; and

•	the length of tenure of management with the Corporation.
Chief Executive Officer Compensation
Mr. Bruce Flatt, the Chief Executive Officer of the Corporation, and his team have been charged by the board of directors with the responsibility to build a global asset management business.
Annually, Mr. Flatt presents objectives that incorporate both short and long-term growth. These objectives include specific operational targets and more directional objectives related to implementation of the business strategy. These objectives are meant to be stretch targets and, given the opportunistic and entrepreneurial nature of the organization, provide the board of directors with examples of various transactions and initiatives that management believe will create shareholder value over the longer term.
Mr. Flatt’s personal performance, as well as the performance of the Corporation’s Management Committee, is reviewed each year in relation to the operational results, the achievement of other objectives set out at the beginning of the year related to the implementation of the business strategy, and other accomplishments.
Mr. Flatt’s overall rewards from the Corporation are linked directly to the performance of the Corporation as reflected by the growth in the Corporation’s operating cash flows and the translation of these over time into a higher intrinsic value of the business and, in the longer term, a higher price for the Corporation’s shares, principally through his ownership of Class A Limited Voting Shares, as well as his participation in Long-Term Ownership Plans.

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For 2006, the Committee determined that the Corporation had met all operational targets and that Mr. Flatt and the senior executive team had advanced the business strategy in a manner consistent with creation of value for shareholders over the longer term. Major achievements in 2006 included:
•	Increased cash flow from operations to $4.43 per share compared to $2.19 per share in 2005, which represented a 102% increase and which exceeded the Corporation’s objectives.

•	Expanded the Corporation’s core operating base with the addition of over $10 billion of assets.

•	Created $7 billion of asset management funding structures with institutional and other investors.

•	Continued to broaden the Corporation’s operations, both geographically and by product type.
Taking into account Mr. Flatt’s overall performance as described above at its meeting on February 8, 2007, the board of directors on the recommendation of its Compensation Committee awarded Mr. Flatt total variable compensation for 2006, including the market value of options granted, of $882,982. In lieu of a cash bonus, Mr. Flatt received this compensation in the form of 6,832 Deferred Share Units of the Corporation valued at $353,982 and 50,000 options of the Corporation which, based on a Black-Scholes valuation, were valued at $529,000. The Deferred Share Units participate one-for-one in the increase in value of the Corporation’s Class A Limited Voting Shares and are only redeemable by Mr. Flatt upon retirement from the Corporation.
In addition to the above, Mr. Flatt receives standard medical and dental benefits, in line with all other employees of the Corporation, which for 2006 were valued at $5,862. Mr. Flatt does not have any entitlement to future pension benefits or other post-employment benefits from the Corporation, other than a per annum contribution to a retirement savings plan based on a percent of base salary, which for 2006 was $15,929. Mr. Flatt’s participation in this retirement savings plan is in line with all other employees of the Corporation. As a result, the Corporation has no future obligation for pension or other employee benefits to Mr. Flatt.
For 2006, Mr. Flatt’s total compensation was $1,258,755 of which 70% was paid in Long-Term Share Ownership Plan awards and 30% was paid in cash. Mr. Flatt’s total annual compensation for 2006 was identical to that of the other Named Executives and did not include any special option allocations. For 2005, Mr. Flatt’s annual compensation was $1,041,761 plus a special allocation of 100,000 options with a value of $752,212 for a total compensation of $1,793,943, of which 81% was paid in Long-Term Share Ownership Plan awards and 19% was paid in cash. Details on the components of the compensation paid to Mr. Flatt and the other Named Executive Officers for 2004, 2005 and 2006 are set out in the Summary Compensation Table on page 23 of this Circular.
Chief Executive Officer Ownership Interests in the Corporation
Consistent with the Compensation’s philosophy of aligning the interests of management and shareholders and fostering an entrepreneurial environment that encourages a focus on long-term value creation, Mr. Flatt has, over his 16 years with the Corporation, accumulated a significant ownership interest in the Corporation in the form of DSUs, options and RSUs. Separate from any compensation arrangements, but relevant to the extent it aligns Mr. Flatt’s interests with shareholders, Mr. Flatt has also acquired a significant number of Class A Limited Voting Shares of the Corporation. These ownership interests are held both directly, as shown on page 9 of this Circular, and through indirect beneficial interests in Class A Limited Voting Shares owned through Partners Limited and BAM Investments Corp. (See “Principal Holders of Voting Shares” on page 3 of this Circular.)
On behalf of the Compensation Committee,

P.B. Lind – Chairman	L. Liebman	G.W.F. McCain	J.A. Pattison	G.S. Taylor

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Performance Graph
The following shows the cumulative total shareholder return (assuming reinvestment of dividends) over the last five fiscal years, in comparison with the cumulative total return of the TSX 300 Index:
Five-Year Cumulative Total Return on $100 Investment Assuming Dividends are Reinvested
December 31, 2001 – December 31, 2006

	December 31
	2001	2002	2003	2004	2005	2006

Brookfield Asset Management Inc.	100.0	113.91	146.20	242.10	332.90	485.74

S&P/TSX Composite Total Return Index	100.0	87.69	110.78	126.70	157.13	183.90

Summary Compensation Of Named Executive Officers
The table that follows sets out the compensation paid to the Corporation’s Chief Executive Officer and the other four Named Executive Officers for the years ended December 31, 2006, 2005 and 2004. The Corporation’s Named Executive Officers are all remunerated in Canadian dollars. However, in order to provide for comparability with the Corporation’s financial statements, which are reported in U.S. dollars, all Canadian dollar compensation amounts in this Circular have been converted to U.S. dollars at an exchange rate of US$1.00 to C$1.13, which was the average exchange rate for 2006, unless otherwise noted. All data on the variable annual compensation awards 2004 and 2005 have been adjusted to reflect the three-for-two share splits in the Corporation’s Class A Limited Voting Shares in June 2004 and in April 2006.

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Summary Compensation for Named Executive Officers for 2006, 2005 and 2004

		Annual	Variable Annual Non-Cash Compensation								Total
Name and		Base	Cash	Deferred Share				Restricted Share			Annual
Principal Position	Year	Salary	Bonus	Units (a)		Options (a)		Appreciation Units		Other (d)	Compensation
		($)	($)	($)	(#)	($)(b)	(#)	($)(c)	(#)	($)	($)

J. Bruce Flatt	2006	353,982	—	353,982	6,832	529,000	50,000	—	—	21,791	1,258,755
Managing Partner	2005	309,735	—	331,858	9,159	1,128,319	225,000	—	—	24,031	1,793,943
and CEO	2004	309,735	—	176,991	6,530	265,487	90,000	265,487	180,000	23,173	1,040,873

Jeffrey M. Blidner	2006	353,982	—	353,982	6,832	529,000	50,000	—	—	21,791	1,258,755
Managing Partner	2005	300,885	—	331,858	9,159	376,106	75,000	—	—	23,717	1,032,566
	2004	300,885	—	176,991	6,530	265,487	90,000	265,487	180,000	22,960	1,031,810

Brian D. Lawson	2006	353,982	—	353,982	6,832	529,000	50,000	—	—	21,791	1,258,755
Managing Partner	2005	300,885	—	331,858	9,159	376,106	75,000	—	—	23,717	1,032,566
and CFO	2004	300,885	—	176,991	6,530	265,487	90,000	265,487	180,000	22,960	1,031,810

George E. Myhal	2006	353,982	—	353,982	6,832	529,000	50,000	—	—	21,791	1,258,755
Managing Partner	2005	300,885	—	331,858	9,159	376,106	75,000	—	—	23,717	1,032,566
	2004	300,885	—	176,991	6,530	265,487	90,000	265,487	180,000	22,960	1,031,810

Samuel J.B. Pollock	2006	353,982	—	353,982	6,832	529,000	50,000	—	—	21,791	1,258,755
Managing Partner	2005	300,885	—	331,858	9,159	376,106	75,000	—	—	23,717	1,032,566
	2004	300,885	—	176,991	6,530	265,487	90,000	265,487	180,000	22,960	1,031,810

(a)	The Deferred Share Unit and option awards shown as awards for 2006 were granted on February 13, 2007. The options granted at this date are exercisable at a price of $51.81 (C$58.55) per share.

(b)
These amounts represent the value of the options issued on the date of grant derived by application of the Black-Scholes option pricing model, discounted by 25% to reflect the five-year vesting and one-year holding provisions of the Corporation’s Management Share Option Plan.

(c)
These amounts represent the notional value of Restricted Share Appreciation Units taking into account downside risk assumed, five-year vesting provisions and ability to realize gains only upon cessation of employment.

(d)	These amounts represent taxable benefits, medical and life insurance benefits, annual retirement savings contributions and, during 2005 and 2004, a parking allowance.
Options and Warrants
The following table shows the most recent grant of options to purchase Class A Limited Voting Shares to Named Executive Officers for 2006. These options were approved on February 8, 2007 and granted on February 13, 2007.
Options Granted on February 13, 2007

			% of Total Options		Market Value
	Class A Share	Allotment Value	Granted to Employees	Exercise Price	of Securities
	Options Granted	of Award (a)	of the Corporation	per option	Underlying Options (b)
	(#)	(US$)	for 2006	(US$)	($/Security)	Expiry Date

Bruce Flatt	50,000	529,000	2.3%	51.81	51.81	February 13, 2017
Jeffrey Blidner	50,000	529,000	2.3%	51.81	51.81	February 13, 2017
Brian Lawson	50,000	529,000	2.3%	51.81	51.81	February 13, 2017
George Myhal	50,000	529,000	2.3%	51.81	51.81	February 13, 2017
Samuel Pollock	50,000	529,000	2.3%	51.81	51.81	February 13, 2017

(a)
Based on the value of the options issued on the date of grant derived by application of the Black-Scholes option pricing model, discounted by 25% to reflect the five-year vesting and one-year holding provisions of the Corporation’s Management Share Option Plan.

(b)	Based on the closing price of a Class A Limited Voting Share on the Toronto Stock Exchange on February 12, 2007 of $51.81 (C$58.55).

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The following table sets forth options exercised during the fiscal year ended December 31, 2006 and the number and value of the unexercised options and warrants as at March 1, 2007 for the Named Executive Officers.
Aggregate Options Exercised during the Most Recently Completed Financial Year and Option and Warrant Values at March 1, 2007

			Unexercised		In-the-Money Value of Unexercised
	Securities Acquired	Aggregate	Options and Warrants		Options and Warrants
	on Exercise	Value Realized	at March 1, 2007 (a)		at March 1, 2007 (a,b)
Named	During 2006	During 2006	Exercisable	Unexercisable	Exercisable	Unexercisable
Executive Officer	(#)	(US$)	(#)	(#)	($)	($)

Bruce Flatt
– Options (c)	135,000	5,003,183	949,241	364,078	40,290,553	8,328,794
– Warrants (d)	—	—	691,173	—	29,816,928	—
Jeffrey Blidner
– Options	—	—	761,741	244,078	32,695,895	6,011,529
Brian Lawson
– Options	78,750	2,748,096	727,991	244,078	31,048,480	6,011,529
– Warrants (d)	—	—	224,775	—	9,696,704	—
George Myhal
– Options	123,750	5,527,866	773,527	244,078	33,038,503	6,011,529
– Warrants (d)	—	—	436,950	—	18,849,849	—
Samuel Pollock
– Options	—	—	367,991	244,078	14,389,164	6,011,529

(a)	These amounts include the most recent options granted to the Named Executive Officers on February 13, 2007.

(b)
The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares under option or warrant at the date shown exceeded the exercise price of the options or warrants. The closing price of the Corporation’s Class A Limited Voting Shares on the Toronto Stock Exchange on March 1, 2007 was $54.31 (C$63.54 converted into U.S. dollars at the noon exchange rate on that day of US$1.00 = C$1.17).

(c)
Mr. Flatt also holds 375,000 options to acquire common shares of Brookfield Properties Corporation issued to him during his tenure as the President and CEO of that company, prior to his appointment as Managing Partner and CEO of the Corporation. These options are treated in accordance with the Management Share Option Plan of Brookfield Properties Corporation.

(d)	Class A Limited Voting Share warrants purchased for value by executives during 1998 and expiring in 2008.
Deferred Share Units
The following table sets forth the Deferred Share Units awarded to Named Executive Officers for the year ended December 31, 2006 as part of their annual Variable Incentive Plan awards, and the total number owned and their value as at March 1, 2007. The Deferred Share Units shown as awarded for the year ended December 31, 2006 were approved on February 8, 2007 and granted on February 13, 2007.

	Deferred Share Units Awarded
	for the Year Ended December 31, 2006			Total Deferred Share Units Owned
				Number of Units Owned		Market Value of Units
		Allotment Price	Allotment Value	at March 1, 2007		at March 1, 2007 (b)
		per Unit (a)	of Award	Vested	Not Vested	Vested	Not Vested
	(#)	($)	($)	(#)	(#)	($)	($)

Bruce Flatt (c)	6,831.8	51.81	353,982	98,616	12,355	5,355,626	670,948
Jeffrey Blidner	6,831.8	51.81	353,982	69,060	5,508	3,750,465	299,136
Brian Lawson	6,831.8	51.81	353,982	142,049	12,598	7,714,365	703,737
George Myhal	6,831.8	51.81	353,982	167,746	18,371	9,109,872	997,677
Samuel Pollock	6,831.8	51.81	353,982	124,461	9,459	6,759,202	513,679

(a)	Based on the closing price of a Class A Limited Voting Share on the Toronto Stock Exchange on February 12, 2007 of $51.81 (C$58.55).

(b)
The market value of a Deferred Share Unit on March 1, 2007 was $54.31 (C$63.54 based on the closing price of a Class A Limited Voting Share on the Toronto Stock Exchange and the noon exchange rate on that date of US$1.00 = C$1.17).

(c)
Mr. Flatt also holds 50,577 Deferred Share Units of Brookfield Properties Corporation issued to him during his tenure as President and CEO of that company, prior to his appointment as Managing Partner and CEO of the Corporation.

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Restricted Share Appreciation Units
The following table sets forth the total number of Restricted Share Appreciation Units owned by the Named Executive Officers and their value as at March 1, 2007. No RSUs were awarded for the year ended December 31, 2006.

	Restricted Share Appreciation Units Awarded
	for the Year Ended December 31, 2006			Total Restricted Share Appreciation Units Owned
				Number of Units Owned		Market Value of Units
		Allotment Price	Allotment Value	at March 1, 2007		at March 1, 2007 (a)
		per Unit	of Award	Vested	Not Vested	Vested	Not Vested
	(#)	($)	($)	(#)	(#)	($)	($)

Bruce Flatt	—	—	—	462,947	281,132	17,778,997	9,779,107
Jeffrey Blidner	—	—	—	372,947	258,632	13,910,108	8,811,885
Brian Lawson	—	—	—	402,947	266,132	15,199,735	9,134,292
George Myhal	—	—	—	402,947	266,132	15,199,735	9,134,292
Samuel Pollock	—	—	—	372,947	258,632	13,910,108	8,811,885

(a)
The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares exceed the allotment price of the Restricted Share Appreciation Units. The closing price of a Class A Limited Voting Shares on the Toronto Stock Exchange on March 1, 2007 was $54.31 (C$63.54 based on the noon exchange rate on that date of US$1.00 = C$1.17).

Security-Based Compensation Arrangements
The Corporation’s only security-based compensation arrangement is its Management Share Option Plan (the “Plan”), which was established by the board of directors on August 1, 1997, and subsequently amended and approved as required by the Corporation’s shareholders.
The purpose of the Plan is to advance the interests of the Corporation in the following ways: (i) providing officers, employees and other eligible persons with additional incentive in lieu of cash remuneration; (ii) encouraging stock ownership by eligible persons; (iii) increasing the proprietary interests of eligible persons in the success of the Corporation; (iv) encouraging eligible persons to remain with the Corporation or its subsidiaries as a result of the vesting provisions; and (v) attracting new officers and employees by remaining competitive in terms of compensation arrangements. The Plan is administered by the board of directors in accordance with the Corporation’s compensation policies and the policies of the Toronto Stock Exchange.
The following is a summary of the key provisions of the Corporation’s Plan. The Plan provides for the granting of up to 27,000,000 options to acquire Class A Limited Voting Shares of the Corporation to officers, employees or consultants of the Corporation and its affiliates (the “Participants”), subject to the following restrictions. The number of Class A Limited Voting Share issuable to insiders, or issued in any one year to insiders, under all the Corporation’s security-based compensation arrangements cannot exceed in either case 10% of the issued and outstanding shares in this class; and no more than 5% of the issued and outstanding shares may be issued under these arrangements to any one person. All option grants are approved by the board of directors on the recommendation of its Compensation Committee. The board establishes the exercise price of each option at the time it is granted, which may not be less that the closing price of a Class A Limited Voting Share on the Toronto Stock Exchange on the last trading date preceding the date of the grant. In the event that the approval date for an option grant falls in a trading blackout period, the effective grant date for the option is the date on which the blackout period ends. The board determines the vesting period for each option grant, which is normally 20% per year over five years commencing the first year after the grant. The board also sets the expiry period for each option grant, which may not exceed ten years, except as provided for in the amendment proposed for consideration at this Meeting to cover situations where the expiry date falls in or shortly after a trading blackout period. (See “Amendments to the Corporation’s Current Management Share Option Plan” on page 12 of this Circular.)
The Plan sets out provisions regarding the exercise and cancellation of options following a change in the employment status of a Plan participant. In general, all vested options must be exercised and all unvested options are cancelled on a Participant’s Termination Date, except as follows: in the event of termination by the Corporation for reasons other than cause or in the case of an authorized leave of absence due to disability, vested options must be exercised within 60 days following the Termination Date; in the event of retirement, vested options continue to exercisable until their expiry date; and in the event of death, all granted options continue to vest and be exercisable for six months following death. The

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Plan contains an amending provision setting out the types of amendments which can be approved by the board without shareholder approval and those which require shareholder approval. This amending provision is being presented to the shareholders for approval at this Meeting. (See also “Amendments to the Corporation’s Current Management Share Option Plan” on page 12 of this Circular.) There are no provisions in the Plan for the transformation of options into stock appreciation rights. The Corporation does not provide any financial assistance to Participants to facilitate the purchase of Class A Limited Voting Shares issued pursuant to the exercise of Options under the Plan.
The Corporation has established a number of policies related to its equity-based compensation plans, including option exercise hold periods, to reinforce the importance of equity ownership by its senior executives over the longer term. See also “Incentive and Equity-Based Compensation Employment Policies and Guidelines” on page 18 of this Circular.
The Plan currently provides for up to 27,000,000 Class A Limited Voting Shares to be issued pursuant to the exercise of options under the Plan. As at February 28, 2007, a total of 26,148,573 options to acquire Class A Limited Voting Shares have been granted under the Plan, of which 7,350,454 options have been exercised and 18,798,119 options have been granted but not yet exercised. These option amounts represent 6.7%, 1.9% and 4.8%, respectively, of the issued and outstanding Class A Limited Voting Shares of the Corporation at this date.
The Corporation is also seeking shareholder approval at this Meeting to establish a new Management Share Option Plan (the “2007 Plan”) with substantially the same terms as the current Plan as amended except as follows. The 2007 Plan will provide the granting of up to 10,000,000 options to acquire Class A Limited Voting Shares of the Corporation, representing 2.6% of the issued and outstanding shares in this class. In accordance with new TSX guidelines, the exercise price for option grants approved during a trading blackout period will be the volume-weighted average price over the five-day period immediately following the end of the blackout period. (See also “Adoption of a New Management Share Option Plan” on page 13 of this Circular.)
Pension and Retirement Benefits
The Corporation’s Named Executive Officers and its other officers do not participate in a registered defined benefit plan or any other post-retirement supplementary compensation plans. Eligible Canadian corporate officers receive an annual contribution from the Corporation to their registered retirement savings plans equal to 4.5% of their annual base salary, subject to the annual RRSP contribution limit established by the Canada Revenue Agency.
PART FOUR – STATEMENT OF CORPORATE GOVERNANCE PRACTICES
Corporate governance relates to the activities of the board of directors who are elected by and are accountable to the shareholders, and takes into account the role of the Corporation’s executive officers who are appointed by the board and who are charged with the ongoing management of the Corporation. The Corporation’s board encourages sound corporate governance practices designed to promote the well being and ongoing development of the Corporation, having always as its ultimate objective the best long-term interests of the Corporation and the enhancement of value for all shareholders. The board also believes that sound corporate governance benefits the Corporation’s employees and the communities in which the Corporation operates.
The board of directors is of the view that the Corporation’s corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for corporate governance adopted by Canadian securities regulators. The board is also of the view that these policies and practices are consistent with the requirements of the New York Stock Exchange (“NYSE”) and the applicable provisions under the U.S. Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”).
Board of Directors
Mandate of the Board
Brookfield’s board of directors oversees the management of the Corporation’s affairs directly and through its committees. In doing so, the board acts at all times with a view to the best interests of the Corporation and its shareholders. The

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responsibilities of the board and each committee of the board are set out in written charters, which are reviewed and approved annually. The board’s charter is set out in full in Schedule C commencing on page 36 of this Circular. These charters are also posted on the Corporation’s web site, www.brookfield.com under “Investor Centre/Corporate Governance”. In fulfilling its mandate, the board is, among other matters, responsible for the following: reviewing the Corporation’s overall long-term business strategies and its annual business plan; reviewing the principal risks of the Corporation’s business to assess whether these risks are within acceptable limits and that appropriate systems are in place to manage these risks; reviewing major strategic initiatives to determine whether the Corporation’s proposed actions accord with long-term shareholder objectives; appointing the Chief Executive Officer and other members of senior management and reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the reports issued to shareholders, including annual and interim financial statements; promoting the effective operation of the board of directors; and safeguarding shareholders’ equity interests through the optimum utilization of the Corporation’s capital resources, including issuance of debt and equity securities and setting an appropriate dividend policy.
Meetings of the Board
The board of directors meets at least once in each quarter, with additional meetings held when appropriate. The board also meets annually to review the Corporation’s business plan and long-term strategy. In 2006, there were five regularly scheduled meetings, including one meeting to review the Corporation’s long-term strategic plan, and 12 special meetings to review specific strategic initiatives. Four regular meetings and one strategy meeting are scheduled for 2007. Meeting frequency and agenda items may change depending on the opportunities or risks faced by the Corporation. The agenda for regularly scheduled board meetings are set by the Chairman, with input from the Chief Executive Officer and Chief Financial Officer, and are reviewed with the Lead Director prior to circulation to the full board.
Size and Composition of the Board
The Corporation’s board of directors consists of 16 directors. The Corporation considers this to be an appropriate number at this time, given the diversity of its operations and the need for a variety of experiences and backgrounds to provide for an effective and efficient board.
The Corporation has two classes of equity shares outstanding: Class A and Class B Limited Voting Shares. The holders of the Class A Limited Voting Shares are entitled to elect one-half of the board of directors and the holders of the Class B Limited Voting Shares are entitled to elect the other one-half of the board of directors. The Corporation has cumulative voting procedures which entitle shareholders to cumulate their votes in the election of directors.
Independent Directors
The board of directors has a policy that at least a majority of its directors should be independent directors, in order to ensure that the board’s interests are closely aligned with its shareholders. “Independent director” means a director who has been affirmatively determined by the board to have no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. In addition to any other requirement of applicable securities laws or stock exchange provisions: (i) a director who is an employee of, or whose immediate family member is an executive officer of, the Corporation, is not independent until three years after the end of such employment relationship; (ii) a director who is receiving, or whose immediate family member receives, more than US$50,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than US$50,000 per year in compensation; (iii) a director who is affiliated with or employed by, or whose immediate family member is employed in a professional capacity by, a present or former internal or external auditor of the Corporation is not independent until three years after the end of the affiliation or employment relationship with the auditor; (iv) a director who is employed as, or whose immediate family member is employed as, an executive officer of another company where any of the present (at the time of review) members of senior management of the Corporation serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and (v) a director who is an executive officer or an employee of, or whose immediate family member is an executive officer of, another company for which the Corporation accounts for

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at least 2% or US$1 million, whichever is greater, of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold. For the purposes of the definition above, the term Corporation includes any parent, subsidiary or other affiliated entity of the Corporation. In addition, if a director serves as an officer or director of a charitable organization, the director will be considered independent if the Corporation donates less than 1% of that organization’s annual receipts.
The Corporation surveys its directors annually to obtain information necessary to make a determination regarding their independence. Following a review of this information, the Governance and Nominating Committee recommends to the board a specific determination regarding the directors considered to be independent. On this basis, the board considers that 12 of its 16 directors nominated for election, comprising 75% of the board, are independent based on the above criteria. These independent directors are Marcel Coutu, William Dimma, Trevor Eyton, James Gray, Lance Liebman, Philip Lind, Roy MacLaren, Wallace McCain, Frank McKenna, Jack Mintz, James Pattison and George Taylor. In February 2007, the board determined that Senator Eyton was an independent director since he has been retired from the Corporation for over five years and meets all the criteria for independence outlined above. The board considers that all of these 12 independent directors are also free of any interest in or current or recent relationship with the Corporation’s principal shareholder, Partners Limited, and its shareholders.
The other four directors proposed for election, Jack Cockwell, Bruce Flatt, Robert Harding and David Kerr, comprising 25% of the board, are considered to be related directors since they have current or recent interests in or are related to the Corporation or its principal shareholder, Partners Limited. Mr. Flatt is the Chief Executive Officer of the Corporation. Messrs. Cockwell, Flatt, Harding and Kerr are shareholders of Partners Limited.
Information on each of the 16 directors nominated for election at the Annual and Special Meeting of Shareholders is set out on pages 6 to 9 of this Circular.
Interlocking Directorships
None of the Corporation’s independent directors serve together on the boards of directors of other public corporations. Three of the board’s related directors represent the Corporation’s interests on the boards of its main public subsidiaries and associates. In this capacity, Messrs. Cockwell and Flatt sit together on the board of Brookfield Properties Corporation, and Messrs. Cockwell and Harding sit together on the boards of Fraser Papers Inc. and Norbord Inc. The Corporation considers that the participation of these related directors on the boards of its affiliates is an essential part of the Corporation’s role in providing oversight to its investments and does not represent any conflict with their role as directors of the Corporation.
Through its representatives on the boards of its operating affiliates, the Corporation endeavours to play an active role in setting their long-term strategic plans, reviewing their management succession plans and assessing their performance against approved business plans. Through these representatives, the Corporation also endeavours to safeguard the interests of its shareholders by participating in the decisions of its affiliates regarding the issuance of treasury shares, the payment of dividends and the optimum use of their capital resources.
Director Expectations
In February 2005, the board adopted a Charter of Expectations for Directors, which sets out the Corporation’s expectations in regard to personal and professional competencies, share ownership, meeting attendance, conflicts of interest, changes of circumstance and resignation events. Directors are expected to identify in advance any potential conflict of interest regarding a matter coming before the board or its committees, bring these to the attention of the board or committee chairman and refrain from voting on such matters. Directors are also expected to submit their resignations to the Chairman of the Board or Lead Director if they become unable to attend at least 75% of the board’s regularly scheduled meetings or if they become involved in a legal dispute, regulatory or similar proceedings, take on new responsibilities or have other changes in personal or professional circumstances that could adversely impact the Corporation or their ability to serve as director. A copy of this Charter is reviewed annually and is posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance”. Further information on director share ownership requirements is set out under “Director Compensation and Share Ownership Requirements” on page 10 of this Circular.

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Committees of the Board
The Corporation’s board of directors believes that board committees assist in the effective functioning of the board and help ensure that the views of unrelated and independent directors are effectively represented.
The board has three standing committees: the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee. The responsibilities of these three committees are set out in written charters, which are reviewed and approved annually by the board of directors. The Charters of these Committees and the Position Descriptions of their Chairmen can be found on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance”. It is the board’s policy that all members of these three committees must be independent directors, as described above. Special committees may be formed from time to time as required to review particular matters or transactions. While the board of directors retains overall responsibility for corporate governance matters, the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee each have specific responsibilities for certain aspects of corporate governance, in addition to their other responsibilities as described below.
Audit Committee
The Audit Committee is responsible for monitoring the Corporation’s systems and procedures for financial reporting, risk management and internal controls, reviewing all public disclosure documents and monitoring the performance of the Corporation’s external and internal auditors. The Audit Committee is responsible for reviewing the Corporation’s quarterly and annual financial statements and management’s financial analysis and review of operations prior to their approval by the full board of directors and release to the public. The Audit Committee is also responsible for appointing the Corporation’s external auditors, subject to shareholder approval, and for approving the assignment of any non-audit work to be performed by the external auditors. The Audit Committee meets regularly in private session with the Corporation’s external and internal auditors, without management present, to discuss and review specific issues as appropriate. The Audit Committee met four times in 2006 and twice to date in 2007.
In addition to being independent directors as described above, all members of the Corporation’s Audit Committee must meet an additional “independence” test under the Sarbanes-Oxley Act, in that their directors fees must be the only compensation they, or their firms, receive from the Corporation. Also, in February 2007, the Audit Committee adopted a requirement that all its members disclose any form of association with a present or former internal or external auditor of the Corporation, in addition to the current requirement to disclose a professional or employment relationship, to the Governance and Nominating Committee for a determination as to whether this association affects the independent status of the director. At March 1, 2007, the Audit Committee was comprised of the following five directors, Jack Mintz (Chairman), Marcel Coutu, William Dimma, James Gray and George Taylor, all of whom meet the additional criteria for independence described above. The board of directors considers that all five members of the Audit Committee are financially literate, and has designated Messrs. Coutu and Taylor as the Audit Committee’s designated financial experts.
Management Resources and Compensation Committee
The Management Resources and Compensation Committee is responsible for reviewing and reporting to the board on management resource planning, including succession planning and proposed senior management appointments; the job descriptions and annual objectives of its senior executives; the form of executive compensation in general; and the levels of compensation of the Chief Executive Officer and other senior executives. The committee also reviews the performance of senior management against written objectives and reports thereon to the board. The Management Resources and Compensation Committee met twice in 2006 and once to date in 2007.
In February 2003, the board decided to extend the more stringent test of independence regarding compensation described above for members of its Audit Committee to its Management Resources and Compensation Committee, although not required to do so. In February 2007, the board further restricted the criteria for membership in this Committee by requiring that not more than one third of its members shall be acting chief executive officers of any publicly-traded corporation, partnership, trust or other entity. At March 1, 2007, the Management Resources and Compensation Committee was comprised of the following five directors, Philip Lind (Chairman), Lance Liebman, Wallace McCain, James Pattison and George Taylor, all of whom are independent directors in the more restricted sense described above. Only one of the Committee’s five directors, Mr. James Pattison, is currently a chief executive officer.

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Governance and Nominating Committee
It is the responsibility of the Governance and Nominating Committee, in consultation with the Chairman and Lead Director, to assess on an annual basis the size and composition of the board and its committees; to review the effectiveness of the board’s operations and its relations with management; to assess the performance of the board, its standing committees and individual directors; to review the Corporation’s statement of corporate governance practices; and to review and recommend directors’ compensation. The Governance and Nominating Committee met three times in 2006 and once to date in 2007.
The Governance and Nominating Committee reviews the performance of the board, board committees and the contribution of individual directors on an annual basis. The board has in place a formal procedure for evaluating the performance of the board, its committees and individual directors, consisting of questionnaires, private interviews by the Chairman and/or Lead Director with each director, and a report from the Corporation’s Chairman to the Governance and Nominating Committee.
The Governance and Nominating Committee is responsible for reviewing the credentials of nominees for election or appointment to the board and for recommending candidates for board membership, including the candidates nominated for the election to the board at the annual shareholders meetings. To do this, the Governance and Nominating Committee maintains an “evergreen” list of candidates to ensure outstanding candidates with the needed skills can be quickly identified to fill planned or unplanned vacancies.
Candidates are assessed in relation to the criteria established by the board to ensure it has the appropriate mix of talents, quality, skills and other board requirements necessary to promote sound governance and an effective board.
The Governance and Nominating Committee reviews, at least once a year, the composition of its standing committees to ensure that their membership complies with the relevant governance guidelines, that the work load for its independent directors is balanced, and that committee positions are rotated on a regular basis. In doing so, the Committee consults with the Chairman of the Board and makes recommendations to the board of directors, which appoints committee members. The Corporation’s Chief Executive Officer does not participate in this process.
At March 1, 2007, the Governance and Nominating Committee was comprised of the following five directors, Roy MacLaren (Chairman), William Dimma, Lance Liebman, Philip Lind and Frank McKenna, all of whom are independent directors.
Board, Committee and Director Evaluation
The board believes that a regular and formal process of evaluation improves the performance of the board as a whole, its committees and individual directors. Each year, a survey is sent to directors regarding the effectiveness of the board and its committees, inviting comments and suggestions on areas for improvement. The results of this survey are reviewed by the Governance and Nominating Committee, which makes recommendations to the board as required. Each director also receives a list of questions for completing a self assessment. The Chairman and/or Lead Director hold private interviews with each director annually to discuss the operations of the board and its committees and to provide any feedback on the individual director’s contributions. The Chairman and Lead Director report on these interviews to the Governance and Nominating Committee as a basis for recommending the directors to be nominated for election at the next annual meeting of shareholders.
Management
The primary responsibility of management is to safeguard the Corporation’s assets and to create wealth for its shareholders. In the event that management’s performance is found to be inadequate, the Corporation’s board of directors has the responsibility to bring about change to enable the Corporation to perform satisfactorily. Brookfield’s governance principles are intended to encourage autonomy and effective decision making on the part of management, while ensuring scrutiny by the board and its committees.
The positions of Chairman of the Board and Chief Executive Officer are separate, and are held by Robert Harding and Bruce Flatt, respectively. As the Corporation’s Chairman is a related director, the board has also appointed an independent Lead Director, who is currently Roy MacLaren, Chairman of the board’s Governance and Nominating Committee. The

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board has adopted written position descriptions for the Chairman, Lead Director and Chief Executive Officer, which are summarized below, as well as position descriptions for the Group Chairman and the chairmen of the board’s standing committees. These position descriptions are reviewed annually by the board and posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance”.
The Chairman manages the business of the board and ensures that the functions identified in its mandate are being carried out effectively by the board and its committees. In addition, the Chairman is responsible for the following functions: preparing the agenda for each board meeting in consultation with the Lead Director, Chief Executive Officer and Chief Financial Officer; ensuring directors receive the information required to perform their duties; ensuring an appropriate committee structure and making initial recommendations for committee appointments; in consultation with the Lead Director, ensuring that an appropriate system is in place to evaluate the performance of the board as a whole, its committees and its individual directors; and working with the Chief Executive Officer and senior management of the Corporation to monitor progress on strategic planning, policy implementation and succession planning.
The Lead Director presides over all private sessions of the independent directors of the board and is responsible for ensuring that matters raised during these meetings are reviewed with the Corporation’s management and acted upon in a timely fashion. The Lead Director consults with the Chairman on the agenda for each board meeting and, in consultation with the Chairman, ensures that an appropriate system is in place to evaluate the performance of the board as a whole, its committees and its individual directors. The Lead Director also acts as a liaison between the independent directors, the Chairman of the board and the Corporation’s other directors.
The Chief Executive Officer of the Corporation provides leadership of the Corporation and, subject to approved policies and direction by the board of directors, manages the business and affairs of the Corporation and oversees the execution of its strategic plan. In addition, the Chief Executive Officer is responsible for the following functions: presenting to the board for approval an annual strategic plan for the Corporation; presenting to the board for approval the capital and operating plans to implement approved strategies on an ongoing basis; acting as the primary spokesman for the Corporation to all stakeholders; presenting to the board for approval an annual assessment of senior management and succession plans; recommending the appointment or termination of any officer of the Corporation other than the Chairman and Group Chairman; and, together with the Chief Financial Officer, ensuring that controls and procedures are in place to ensure the accuracy and integrity of the Corporation’s financial reporting and public disclosures.
Management’s Relationship to the Board
The Corporation’s senior management reports to and is accountable to the board of directors. The Chief Executive Officer of the Corporation, Bruce Flatt, is also a member of the Corporation’s board of directors. At its meetings, the board regularly engages in a private session with the Corporation’s most senior officers without other members of management present. The board also meets independently of all management and related directors at the conclusion of every regularly scheduled board meeting, under the leadership of the Lead Director. Five such private sessions were held in 2006 and one has been held to date in 2007.
Management and other related directors do not sit on any of the board’s standing committees. Members of management and other directors attend committee meetings at the invitation of the committee chairmen. The committees also meet independently of all members of management and related directors at the conclusion of every regularly scheduled committee meeting.
Management Accountability
The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction and performance targets, and the effective utilization of shareholder capital. A special meeting of the Corporation’s board is held each year to review the strategic initiatives and annual business plan submitted by senior management. The board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

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Board and Committee Information
The information provided by management to directors is considered to be critical to their effectiveness. In addition to the reports presented to the board and its committees at their regular and special meetings, the directors are also kept informed on a timely basis by management of corporate developments and key decisions taken by management in pursuing the Corporation’s strategic plan and the attainment of its objectives. The directors periodically assess the quality, completeness and timeliness of information provided by management to the board. An orientation and education program is provided for new directors. Director dinners are held prior to or immediately following all regularly scheduled board meetings with senior management present, providing an opportunity for informal discussion and management presentations on selected topics of interest.
Communication and Disclosure Policies
The Corporation has adopted a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. The purpose of this policy is to ensure that the Corporation’s communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. This Corporate Disclosure Policy is reviewed annually by the board of directors and posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance”.
The Corporation endeavours to keep its shareholders informed of its progress through a comprehensive annual report, quarterly interim reports and periodic press releases. It also maintains a web site that provides summary information on the Corporation and ready access to its published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Directors and management meet with the Corporation’s shareholders at the Annual Meeting and are available to respond to questions at that time. Shareholders who wish to contact the Chairman, Lead Director or other board members can do so directly or through the Secretary of the Corporation.
The Corporation also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts and financial advisors to ensure that accurate information is available to investors, including quarterly conference calls and web casts to discuss the Corporation’s financial results. The Corporation also endeavours to ensure that the media are kept informed of developments as they occur, and have an opportunity to meet and discuss these developments with the Corporation’s designated spokespersons.
Code of Business Conduct and Ethics
It has always been the policy of the Corporation that all its activities be conducted with the highest standards of honesty and integrity and in compliance with all legal requirements. In February 2003, the board of directors approved a Code of Business Conduct and Ethics (the “Code”) for the directors, officers and employees of the Corporation and its wholly-owned subsidiaries. The Code formally sets out standards for behaviour and practice and requires all directors, officers and employees to indicate in writing their familiarity with the Code and their agreement to comply with it. The Code is given to all directors, officers and employees when they join the Corporation and is circulated annually to all existing directors, officers and employees.
The Code is reviewed annually by the board of directors. Compliance with the Code is monitored by the board of directors through its Audit Committee, which receives regular reports on any compliance issues from the Corporation’s internal auditor.
The Code is posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance” and filed on SEDAR at www.sedar.com.

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PART FIVE – OTHER INFORMATION
Indebtedness of Directors, Executives and Senior Officers
Under Securities Purchase Programs
In response to changing guidelines on executive loans, the Corporation discontinued granting any further executive loans under its Management Share Purchase Plan (“MSPP”) and its Executive Share Ownership Plan (“ESOP”) effective June 2002. As at March 1, 2007, all such loans have been repaid and the aggregate indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Corporation of all directors, officers and employees and former directors, officers and employees of the Corporation, for loans previously made in connection with the purchase of securities of the Corporation or any of its associated companies was nil.
The largest aggregate amount of debt outstanding during the year ended December 31, 2006 was of $18.2 million, which represented loans made by the Corporation (or its predecessors) to certain of its directors and officers in connection with the purchase of Class A Limited Voting Shares pursuant to the MSPP and loans to executives pursuant to the ESOP prior to June 2002. Under the ESOP, loans were made to officers of the Corporation to enable them to own shares designated by the board of directors, excluding shares pledged under the MSPP (the “Designated Shares”). Each loan was evidenced by a promissory note of the executive officer and Designated Shares were pledged as collateral security for the payment of the note. The loans bore interest, payable on a quarterly basis, at a rate equal to the prime rate of a Canadian chartered bank. The following table sets forth the names of the 11 executive officers of the Corporation and its subsidiaries to whom loans made in respect of the MSPP and the ESOP prior to June 2002 were outstanding during 2006, together with the largest amount outstanding during the fiscal year ended December 31, 2006. As noted above, all these loans were repaid by March 1, 2007.

				Largest Amount	Amount
				Outstanding During	Outstanding
	Place of		Issuer	Year Ended	as at
	Residence	Principal Position of Borrower	Company	Dec. 31, 2006(a, b)	March 1, 2007

Jeffrey M. Blidner	Toronto, Ontario	Managing Partner	Brookfield	$2,080,671	$—
		Brookfield Asset Management Inc.
Steven J. Douglas	Mississauga, Ontario	Managing Partner	Brookfield	299,145	—
		Brookfield Asset Management Inc.
Harry A. Goldgut	Thornhill, Ontario	Co-Chairman & Chief Executive Officer	Brookfield	335,385	—
		Brookfield Power Inc.
Edward C. Kress	Toronto, Ontario	Chairman, Business Advisory Board	Brookfield	821,143	—
		Brookfield Power Inc.
Brian D. Lawson	Toronto, Ontario	Managing Partner and Chief Financial Officer	Brookfield	2,136,752	—
		Brookfield Asset Management Inc.
Richard Legault	Gatineau, Quebec	President and Chief Operating Officer	Brookfield	97,692	—
		Brookfield Power Inc.
Cyrus Madon	Oakville, Ontario	Managing Partner	Brookfield	747,331	—
		Brookfield Asset Management Inc.
Marcelo J.S. Marinho	Brasilia, Brazil	Managing Partner	Brookfield	184,486	—
		Brookfield Asset Management Inc.
George E. Myhal	Toronto, Ontario	Managing Partner and Chief Operating Officer	Brookfield	2,176,958	—
		Brookfield Asset Management Inc.
Samuel J.B. Pollock	Oakville, Ontario	Managing Partner	Brookfield	2,561,432	—
		Brookfield Asset Management Inc.
Bruce K. Robertson	Toronto, Ontario	Managing Partner	Brookfield	2,181,791	—
		Brookfield Asset Management Inc.

Total				$13,622,787	$—

(a)
The security for indebtedness referred to above were Class A Limited Voting Shares of the Corporation, publicly traded securities of associated companies or securities of Partners Limited and its affiliates. (See also “Principal Holders of Voting Shares” on page 3 of this Circular.)

(b)	Loan balances during 2006 in Canadian dollars have been converted to U.S. dollar amounts at the year-end exchange rate of US$1.00 = C$1.17.

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Audit Committee
Additional information on the Audit Committee of the board of directors of the Corporation, including its Charter, can be found in the Corporation’s Annual Information Form, which is posted on the Corporation’s web site, www.brookfield.com and filed on SEDAR at www.sedar.com. A copy of this report can also be obtained from the Secretary of the Corporation as set out below under “Availability of Disclosure Documents”.
Directors’ and Officers’ Liability Insurance
The Corporation maintains directors and officers insurance with an annual policy limit of $44,247,788 (C$50,000,000) subject to a corporate deductible of $442,478 per loss. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the “Organization”) are reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is currently $232,965 annually.
Interest of Informed Persons in Material Transactions
During the fiscal year ended December 31, 2006, no director, executive officer, senior officer, proposed director, no associate of a director, executive officer, senior officer or proposed director or, to the knowledge of the director, executive officer, senior officer or proposed director of the Corporation after having made reasonable inquiry, no person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof nor any associate or affiliate thereof, had any material interest, direct or indirect, in any material transaction of the Corporation, nor do any such persons have a material interest, direct or indirect, in any proposed material transaction of the Corporation.
Availability of Disclosure Documents
The Corporation will provide any person or company, upon request to the Secretary of the Corporation, with a copy of this Circular and: (i) the most recent Annual Information Form of the Corporation, together with a copy of any document or the pertinent pages of any document incorporated therein by reference; (ii) the comparative financial statements of the Corporation for the fiscal year ended December 31, 2006, together with the report of the auditors thereon; (iii) the Annual Report of the Corporation for its most recently completed fiscal year, which includes management’s discussion and analysis of financial condition and results of operations; and (iv) the interim financial statements of the Corporation for the periods subsequent to the end of its fiscal year.
Requests for the above-mentioned disclosure documents can be made to the Corporation by mail at Suite 300, 181 Bay Street, BCE Place, Box 762, Toronto, Ontario, M5J 2T3, by telephone at 416-363-9491, by facsimile at 416-365-9642, or by e-mail at enquiries@brookfield.com. These documents are also available on SEDAR at www.sedar.com.
Other Business
The Corporation knows of no other matter to come before the meeting other than the matters referred to in the accompanying Notice of Meeting.

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Directors’ Approval
The contents and sending of this Circular have been approved by the directors of the Corporation.

[Signed],

ALAN V. DEAN
Toronto, Canada	Senior Vice-President
March 20, 2007	and Secretary

SCHEDULE A
PLAN AMENDMENT RESOLUTION
BE IT RESOLVED AS A SPECIAL RESOLUTION:
1.
That the current Management Share Option Plan (the “Plan”) of the Corporation is hereby amended as follows: (i) to extend the term of any option that would otherwise expire during or within ten days following a trading blackout period until ten days after the end of the blackout period; and (ii) to stipulate the types of amendments to the Plan that may be approved by the board of directors without shareholder approval and those types of amendments to the Plan that require shareholder approval, as described on pages 12 and 13 of this Circular;

2.
And that any director or officer of the Corporation is hereby authorized for and in the name of and on behalf of the Corporation to execute or cause to be executed, and to deliver or cause to be delivered, all such documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary or desirable to carry out the intent of this resolution.

SCHEDULE B
2007 PLAN RESOLUTION
BE IT RESOLVED AS A SPECIAL RESOLUTION:
1.
That the 2007 Management Share Option Plan (the “2007 Plan”) of the Corporation is hereby approved, substantially in the form of the Corporation’s current Management Share Option Plan, as amended, except that the maximum number of Class A Limited Voting Shares that may be issued pursuant to the exercise of options under the 2007 Plan shall be 10,000,000;

2.
And that any director or officer of the Corporation is hereby authorized for and in the name of and on behalf of the Corporation to execute or cause to be executed, and to deliver or cause to be delivered, all such documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary or desirable to carry out the intent of this resolution.

Brookfield Asset Management | Management Information Circular	35

SCHEDULE C
CHARTER OF THE BOARD OF DIRECTORS
Role of the Board
The role of the board of directors of the Corporation is to oversee, directly and through its committees, the business and affairs of the Corporation, which are conducted by its officers and employees under the direction of the Chief Executive Officer (“CEO”). In doing so, the board acts at all times with a view to the best interests of the Corporation and its shareholders.
The board is elected by the Corporation’s shareholders to oversee management, with the objective of advancing the best interests of the shareholders by enhancing shareholder value in a manner that recognizes the concerns of other stakeholders in the Corporation, including its employees, suppliers, customers and the communities in which it operates.
Authority and Responsibilities
The board meets regularly to review reports by management on the performance of the Corporation. In addition to the general supervision of management, the board performs the following functions:
a)
strategic planning – overseeing the strategic planning process within the Corporation and, at least annually, reviewing, approving and monitoring the strategic plan for the Corporation including fundamental financial and business strategies and objectives;

b)	risk assessment – assessing the major risks facing the Corporation and reviewing, approving and monitoring the manner of managing those risks;

c)	CEO – developing a position description for the CEO including the corporate objectives that the CEO is responsible for meeting and selecting, evaluating and compensating the CEO;

d)	senior management – overseeing the selection, evaluation and compensation of senior management and monitoring succession planning;

e)
communications and disclosure policy – adopting a communications and disclosure policy for the Corporation, including ensuring the timeliness and integrity of communications to shareholders and establishing suitable mechanisms to receive stakeholder views;

f)	corporate governance – developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines applicable to the Corporation;

g)
internal controls – reviewing and monitoring the controls and procedures within the Corporation to maintain its integrity including its disclosure controls and procedures, and its internal controls and procedures for financial reporting and compliance; and

h)
maintaining integrity – on an ongoing basis, satisfying itself as to the integrity of the CEO and executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation, including compliance with its Code of Business Conduct.

Composition and Procedures
a)
Size of board and selection process – The directors of the Corporation are elected each year by the shareholders at the annual meeting of shareholders. The Governance and Nominating Committee recommends to the full board the nominees for election to the board and the board proposes a slate of nominees to the shareholders for election. Any shareholder may propose a nominee for election to the board either by means of a shareholder proposal upon compliance with the requirements prescribed by the Business Corporations Act (Ontario) or at the annual meeting. The board also recommends the number of directors on the board to shareholders for approval. Between annual meetings, the board may appoint directors to serve until the next annual meeting.

36	Brookfield Asset Management | Management Information Circular

b)
Qualifications – Directors should have the highest personal and professional ethics and values and be committed to advancing the best interests of the shareholders of the Corporation. They should possess skills and competencies in areas that are relevant to the Corporation’s activities. A majority of the directors will be independent directors based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities.

c)	Director orientation – The Corporation’s management team is responsible for providing an orientation and education program for new directors.

d)
Meetings – The board holds at least four scheduled meetings a year plus one to review the Corporation’s strategic plan. The board is responsible for its agenda. Prior to each board meeting, the Chairman of the board discusses agenda items for the meeting with the CEO, the Chief Financial Officer and the Lead Director. Materials for each meeting are distributed to the directors in advance of the meetings. At the conclusion of each regularly scheduled meeting, the independent directors meet without management and non-independent directors present. The directors have appointed a Lead Director to chair these meetings.

e)
Committees – The board has established the following standing committees to assist the board in discharging its responsibilities: Audit, Governance and Nominating, and Management Resources and Compensation. Special committees are established from time to time to assist the board in connection with specific matters. The chair of each committee reports to the board following meetings of the committee. The terms of reference of each standing committee are reviewed annually by the board.

f)
Evaluation – The Governance and Nominating Committee performs an annual evaluation of the effectiveness of the board as a whole, the committees of the board and the contributions of individual directors. In addition, each committee assesses its performance annually.

g)
Compensation – The Governance and Nominating Committee recommends to the board the compensation for non-management directors. In reviewing the adequacy and form of compensation, the committee seeks to ensure that the compensation reflects the responsibilities and risks involved in being a director of the Corporation and aligns the interests of the directors with the best interests of the shareholders.

h)
Access to independent advisors – The board and any committee may at any time retain outside financial, legal or other advisors at the expense of the Corporation. Any director may, subject to the approval of the Chairman of the board, retain an outside advisor at the expense of the Corporation.

i)
Charter of expectations – The board has adopted a Charter of Expectations for Directors which specifies the expectations the Corporation places on its directors in terms of professional and personal competencies, performance, behaviour, conflicts of interest and resignation events.

Brookfield Asset Management | Management Information Circular	37

Toronto – Canada	New York – United States	London – United Kingdom	Brasilia – Brazil
Suite 300, BCE Place	Three World Financial Center	20 Canada Square	SHIS, Q1 15, Conjunto 05
181 Bay Street, Box 762	200 Vesey Street, 11th Floor	Canary Wharf	Casa 02/04
Toronto, Ontario	New York, New York	London	Lago Sul – Brasilia
M5J 2T3	10281-0221	E14 5NN	Distrito Federal
T 416-363-9491	T 212-417-7000	T 44 (0) 20-7078-0220	CEP: 71.635-250
F 416-365-9642	F 212-417-7196	F 44 (0) 20-7078-0221	T 55 (61) 2323-9100
F 55 (61) 2323-9198

Brookfield Asset Management Inc.	www.brookfield.com	NYSE/TSX: BAM

Brookfield Asset Management

PROXY	CLASS A LIMITED VOTING SHARES

PROXY, solicited by Management, for the Annual and Special Meeting of Shareholders of Brookfield Asset Management Inc. to be held on Wednesday, May 2, 2007 at 9:00 a.m., Toronto time, and at all adjournments thereof.
The undersigned holder of Class A Limited Voting Shares of Brookfield Asset Management Inc. (the “Corporation”) hereby appoints ROBERT J. HARDING, or failing him J. BRUCE FLATT, (or in lieu thereof                                                             ), as proxy of the undersigned to attend and vote, in respect of all the Class A Limited Voting Shares registered in the name of the undersigned, at the Annual and Special Meeting of Shareholders of the Corporation to be held on Wednesday, May 2, 2007, and at any adjournments thereof, on the following matters:

1.	Election of Directors (Mark either For or Withhold for each of the following eight nominees)
		For	Withhold		For	Withhold
	01 – Marcel R. Coutu	☐	☐	05 – G. Wallace F. McCain	☐	☐
	02 – William A. Dimma	☐	☐	06 – Frank J. McKenna	☐	☐
	03 – Lance Liebman	☐	☐	07 – Jack M. Mintz	☐	☐
	04 – Roy MacLaren	☐	☐	08 – James A. Pattison	☐	☐

2.	Plan Amendment Resolution (Mark either (a) or (b))

	(a)	☐	FOR the Plan Amendment Resolution; or
	(b)	☐	AGAINST the Plan Amendment Resolution.

3.	2007 Plan Resolution (Mark either (a) or (b))

	(a)	☐	FOR the 2007 Plan Resolution; or
	(b)	☐	AGAINST the 2007 Plan Resolution.

4.	Appointment of Auditors (Mark either (a) or (b))

	(a)	☐	FOR the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors; or
	(b)	☐	WITHHOLD from voting in the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors.
In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the Notice of Meeting and on all other matters that may properly come before the meeting. Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above for the election as directors of all nominees for election by holders of the Class A Limited Voting Shares, for the Plan Amendment Resolution, for the 2007 Plan Resolution and for the appointment of auditors.

Name of Shareholder:

Number of Class A Limited Voting Shares:

	Date:	,	2007

Signature

NOTES:
1.	If this proxy is not dated in the space provided, it will be deemed to be dated as of the date on which it was mailed to you by management of the Corporation.

2.	If the shareholder is an individual, please sign exactly as your shares are registered.

If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Information Circular and carefully follow the instructions of their intermediaries.

3.
To be valid, this proxy must be signed and deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, not later than the close of business on Monday, April 30, 2007 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting: by mail, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1; by facsimile at 416-368-2502; or by the Internet as described in the Notice.

4.
A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation, as set out above.

5.
Reference is made to the accompanying Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate his or her votes in the election of directors.

6.
If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.

7.
The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.